SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ASTRONICS CORPORATION

(Name of Registrant as specified in its charter)

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ASTRONICS CORPORATION

130 Commerce Way, East Aurora, New York 14052

Dear Fellow Shareholders:

It is my pleasure to invite you to attend the 2017 Annual Meeting of Shareholders to be held at Astronics Advanced Electronic Systems Corp. located at 12950 Willows Road NE, Kirkland, WA 98034 USA at 10:00 a.m. Pacific Time on Wednesday, May 31, 2017.

Your vote is important. To be sure your shares are voted at the meeting, even if you are unable to attend in person, please vote as promptly as possible. This will not prevent you from voting your shares in person if you do attend.

This year the Annual Meeting of Shareholders will be held to consider and take action with regard to:

•	the election of nine directors;

•	the ratification of the appointment of the Company’s auditors;

•	the approval of the adoption of a long term incentive plan;

•	a non-binding shareholder advisory vote on the compensation of our named executive officers; and

•	a non-binding shareholder vote regarding the future frequency of the advisory vote on executive compensation.

Complete details are included in the accompanying proxy statement.

I look forward to meeting with you and hearing your views on the progress of Astronics.

Kevin T. Keane

Chairman of the Board

East Aurora, New York

April 17, 2017

ASTRONICS CORPORATION

130 COMMERCE WAY, EAST AURORA, NEW YORK 14052

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DEAR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Astronics Corporation will be held at Astronics Advanced Electronic Systems Corp. located at 12950 Willows Road NE, Kirkland, WA 98034 USA at 10:00 a.m. Pacific Time on Wednesday, May 31, 2017, to consider and take action on the following:

1.	To elect the Board of Directors;

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the current fiscal year;

3.	To consider and approve the adoption of the Astronics Corporation 2017 Long Term Incentive Plan;

4.	To conduct a non-binding shareholder advisory vote on the compensation of our named executive officers;

5.	To conduct a non-binding shareholder advisory vote on the frequency of our shareholder vote with respect to the compensation of our named executive officers; and

6.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on Wednesday, April 12, 2017 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting.

It is important that your shares be represented at the Annual Meeting whether or not you plan to attend. Accordingly, we request that you vote at your earliest convenience. Further instructions are contained in the proxy card.

By Order of the Board of Directors

David C. Burney,
Secretary

East Aurora, New York

Dated: April 17, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 31, 2017:

The proxy materials and 2016 Annual Report to Shareholders are available at http://materials.proxyvote.com/046433 or may be requested by telephone at 1-800-579-1639.

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

MAY 31, 2017

This Proxy Statement and the form of proxy are furnished to the shareholders of Astronics Corporation, a New York corporation (“Astronics” or the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, May 31, 2017, at Astronics Advanced Electronic Systems Corp. located at 12950 Willows Road NE, Kirkland, WA 98034 at 10 a.m. Pacific Time and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. In addition to solicitation by mail, to the extent necessary to ensure sufficient representation at the Annual Meeting, solicitations may be made by personal interview, telecommunication by officers and other regular employees of the Company. The cost of this proxy solicitation will be borne by the Company. It is contemplated that the Notice Regarding the Availability of Proxy Materials will be first sent to shareholders on or about April 17, 2017.

If the proxy is properly executed and returned, and the shareholder specifies a choice on the proxy, the shares represented thereby will be voted (or withheld from voting) in accordance with the instructions contained therein. If the proxy is executed and returned but no specification is made, the proxy will be voted (i) FOR the election of each of the nominees for director listed below, (ii) FOR the proposal to ratify the appointment of independent auditors, (iii) FOR the approval of the Astronics Corporation 2017 Long Term Incentive Plan, (iv) FOR the approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related disclosures as contained elsewhere in this proxy statement, and (v) FOR a shareholder advisory vote on such executive compensation to be held every THREE years. The Board of Directors of the Company knows of no business that will be presented for consideration at the Annual Meeting other than the matters described in this proxy statement. If any other matters are properly presented at the Annual Meeting, the proxy holders will vote the proxies in accordance with their judgment.

A shareholder may revoke any proxy given pursuant to this solicitation at any time prior to its use, by the shareholder voting in person at the meeting, by submitting a proxy bearing a date subsequent to the date on the proxy to be revoked or by written notice to the Secretary of the Company. A notice of revocation need not be on any specific form.

RECORD DATE AND VOTING SECURITIES

The Board of Directors has fixed the close of business on Wednesday, April 12, 2017 as the record date for determining the holders of Astronics Common Stock (“Common Stock”) and Astronics Class B Stock (“Class B Stock”) entitled to notice of and to vote at the Annual Meeting. On April 12, 2017, Astronics Corporation had outstanding and entitled to vote at the meeting a total of 21,643,422 shares of Common Stock and 7,354,357 shares of Class B Stock. Each outstanding share of Common Stock is entitled to one vote and each outstanding share of Class B Stock is entitled to 10 votes on all matters to be brought before the meeting. The Common Stock and Class B Stock vote as a single class on all matters presented at the meeting.

In order for business to be conducted, a quorum must be present at the Annual Meeting. A quorum is a majority of the outstanding shares of Common Stock and Class B Stock entitled to vote at the Annual Meeting. Abstentions, broker non-votes and withheld votes will be counted in determining the existence of a quorum at the Annual Meeting.

Directors will be elected by a plurality of the votes cast at the Annual Meeting, meaning the nine nominees receiving the most votes will be elected. Votes cast FOR the nominees will count as “yes votes” and WITHHOLD votes will be excluded entirely from the vote and will have no effect. A majority of the votes cast is required to approve (i) the selection of the Company’s auditors, (ii) the approval of the Astronics Corporation 2017 Long Term Incentive Plan, and (iii) the approval of a non-binding, advisory resolution regarding executive compensation. Votes may be cast FOR, AGAINST or ABSTAIN on the approval of these proposals. The approval of a non-binding, advisory resolution regarding the frequency of future, non-binding advisory votes on executive compensation requires that a majority of the shares voting on such proposal vote for one of the three choices of frequency — one year, two years or three years. Votes may be cast ONE YEAR, TWO YEARS, THREE YEARS or ABSTAIN. Abstentions are not counted in the number of votes cast and will have no effect on the results of the vote. Proxy cards that are executed and returned without any designated voting direction will be voted in the manner stated on the proxy card.

Changes in regulations have eliminated the ability of a shareholder’s bank or broker to vote uninstructed shares in the election of directors on a discretionary basis. Thus, if a shareholder holds shares in street name and does not instruct his, her or its bank or broker how to vote in the election of directors, no votes will be cast on such shareholder’s behalf with respect to these matters. If a shareholder holds shares in his, her or its own name and does not vote, no votes will be cast on such shareholder’s behalf on any of the items of business at the Annual Meeting. Therefore, it is particularly important for shareholders holding shares in “street name” to instruct their brokers as to how they wish to vote their shares.

The execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. A shareholder who executes a proxy may revoke it at any time before it is exercised by giving written notice to the Secretary, by appearing at the Annual Meeting and so stating, or by submitting another duly executed proxy bearing a later date.

PROPOSAL 1

ELECTION OF DIRECTORS

The Shareholders are being asked to elect nine directors to the Company’s Board of Directors to hold office until the election and qualification of their successors at the next annual meeting of the Company’s shareholders. The nine directors who are so elected will be all of the directors of the Company. Unless the proxy directs otherwise, the persons named in the form of proxy will vote for the election of the nine nominees named below. With the exception of Mr. Gundermann, each of the nominees is independent within the meaning of the NASDAQ Stock Market, LLC director independence standards as currently in effect. If any of the nominees should be unable to serve as a director, or for good reason will not serve, the proxy will be voted in accordance with the best judgment of the person or persons acting under it. It is not anticipated that any of the nominees will be unable to serve.

The following information is provided concerning the nominees for director:

Name of Nominee	Age	Positions and Offices With Astronics	First Elected or Appointed Director
Raymond W. Boushie	77	Lead Director; Compensation (Chair), Audit and Nominating/Governance Committees of the Board of Directors	2005
Robert T. Brady	76	Director; Audit (Chair), Compensation and Nominating/Governance Committees of the Board of Directors	1990
John B. Drenning	80	Director; Nominating/Governance Committee of the Board of Directors	1970
Jeffry D. Frisby	61	Director; Audit, Compensation and Nominating/Governance Committees of the Board of Directors	2016
Peter J. Gundermann	54	Director, President and Chief Executive Officer of the Company	2001
Warren C. Johnson	57	Director; Audit, Compensation and Nominating/Governance Committees of the Board of Directors	2016
Kevin T. Keane	84	Chairman of the Board and Director	1970
Neil Kim	58	Director; Audit, Compensation and Nominating/Governance Committees of the Board of Directors	2016
Robert J. McKenna	68	Director; Nominating/ Governance (Chair), Audit and Compensation Committees of the Board of Directors	1996

Raymond W. Boushie retired in 2005 as President and Chief Executive Officer at Crane Co.’s Aerospace & Electronics segment, a position he held since 1999. Previously he was President of Crane’s Hydro-Aire operation. Mr. Boushie has a B.A. from Colgate University, and has completed graduate work at the University of Michigan and the Wharton School of Finance at the University of Pennsylvania. Mr. Boushie has over 40 years of Aerospace industry experience.

Robert T. Brady retired in January 2014 as the Chief Executive Officer and Chairman of the Board of Moog Inc., a publicly traded company that is a designer and manufacturer of high performance, precision motion and control systems for use in aerospace, defense, industrial and medical markets. Mr. Brady was Chief Executive Officer of Moog Inc. from 1988 to December 1, 2011, Chairman of the Board from 1996 until his retirement, and a director of Moog Inc. from 1984 until January 2014. Prior to joining Moog in 1966, Mr. Brady served as an officer in the U.S. Navy. Mr. Brady received his B.S. in Mechanical Engineering from the Massachusetts Institute of Technology and his M.B.A. from Harvard Business School.

John B. Drenning is a partner in the Buffalo, New York law firm of Hodgson Russ LLP and has been in the private practice of law since 1964. Mr. Drenning received his law degree from Cornell University.

Jeffry D. Frisby was Chief Executive Officer of Triumph Group, Inc., a publicly traded company that is a global leader in manufacturing and overhauling aerospace structures, systems and components, from July 2012 until April 8, 2015, and its President from July 2009 until April 8, 2015. Mr. Frisby served as Triumph’s Chief Operating Officer from July 2009 to July 2012. Previously, he had been Group President of Triumph Aerospace Systems Group, a group of companies that design, engineer and manufacture a wide range of proprietary and build-to-print components, assemblies and systems for the global aerospace original equipment manufacturers, from April 2003 to July 2009. He also held a variety of other positions within the Triumph Group as well as a predecessor group company, Frisby Aerospace, Inc. Mr. Frisby served as a Director of Triumph Group, Inc. from 2012 to April 2015. Mr. Frisby currently serves as a director of Quaker Chemical Corporation. Mr. Frisby holds a B.S. in Business from Wake Forest University, Calloway School of Business. Mr. Frisby has almost 40 years of Aerospace industry experience.

Peter J. Gundermann has been a director of Astronics since 2001 and has held the position of President and Chief Executive Officer of the Company since 2003. Mr. Gundermann has served as the President of Astronics’ Aerospace and Defense subsidiaries since 1991 and has been with the Company since 1988. He holds a B.A. in Applied Mathematics and Economics from Brown University and earned an M.B.A. from Duke University.

Warren C. Johnson served as President of the Aircraft Group for Moog Inc. from 2007 to 2016. Mr. Johnson was Vice President and General Manager of Moog’s Aircraft Group from 1999 to 2007 and prior to that served as Chief Engineer and Military Aircraft Product Line Manager of the Aircraft Group. Mr. Johnson holds a B.S. and M.S. in Mechanical Engineering from The Ohio State University. In 2004, Mr. Johnson completed a Sloans Fellows M.B.A. at the Massachusetts Institute of Technology.

Kevin T. Keane has been Chairman of the Company since 1974. Mr. Keane was previously the President and Chief Executive Officer of the Company. Mr. Keane began his career with the Company as Executive Vice President in 1970 and remains active in his role as Chairman of the Board of the Company. He holds an A.B. in Economics and an M.B.A. from Harvard University.

Neil Kim served as Broadcom Corporation’s Executive Vice President of Operations and Central Engineering until 2016 and was responsible for the company’s global manufacturing including foundry operations, supply chain management and corporate procurement. Mr. Kim joined Broadcom in 2000 and held a variety of senior management positions including Senior Vice President and Vice President of Central Engineering, as well as Senior Vice President of Operations and Engineering. Prior to Broadcom, from 1993 to 2000, Mr. Kim held a variety of senior technical and management positions, including Vice President of Engineering, where he managed critical product development and technical transitions at Western Digital Corporation, a global provider of products and services for storage devices. Mr. Kim served on the board of the Global Semiconductor Association from 2009 to 2015. Mr. Kim is named as an inventor on 33 patents. Mr. Kim serves on the board of Silicon Laboratories Inc. He received a B.S. in Electrical Engineering from the University of California, Berkeley.

Robert J. McKenna was President and Chief Executive Officer of Wenger Corporation, a manufacturer of facility products for performing arts and education markets from 2001 through his retirement in 2005. From 1994 to 2001, Mr. McKenna was Chairman of the Board, President and Chief Executive Officer of Acme Electric Corporation, a manufacturer of power conversion systems for electronic and electrical systems. Mr. McKenna received a B.S. in Business Management from Western Kentucky University.

Other Directorships

Current directors and/or director nominees of the Company are presently serving, or have served during the preceding five years, on the following boards of directors of other publicly traded companies:

Name of Director	Company
Raymond W. Boushie	Moog Inc. (1)
Robert T. Brady	Moog Inc. (2); M&T Bank Corporation; National Fuel Gas Company (3)
Jeffry D. Frisby	Quaker Chemical Corporation; Triumph Group, Inc. (4)
Peter J. Gundermann	Moog Inc.
Kevin T. Keane	MOD-PAC Corp. (5)
Neil Kim	Silicon Laboratories Inc.
Robert J. McKenna	MOD-PAC Corp. (5)(6)

(1)	Effective January 2014, Mr. Boushie no longer serves as a director of Moog Inc. and did not stand for re-election in accordance with Moog Inc.’s by-laws.
(2)	Effective January 2014, Mr. Brady no longer serves as a director of Moog Inc. and did not stand for re-election in accordance with Moog Inc.’s by-laws.
(3)	Effective March 2014, Mr. Brady no longer serves as a director of National Fuel Gas Company and did not stand for re-election in accordance with the provisions of National Fuel Gas Company’s Corporate Governance Guidelines on Director Age.
(4)	Effective April 2015, Mr. Frisby no longer serves as a director of Triumph Group, Inc.
(5)	Effective September 2013, MOD-PAC Corp. is no longer a publicly traded company.
(6)	Effective September 2013, as a result of a merger transaction, Mr. McKenna no longer serves as a director of MOD-PAC Corp.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board of Directors Independence

The Board of Directors has determined that each of its current directors, except for Mr. Gundermann, is independent within the meaning of the NASDAQ Stock Market, LLC director independence standards as currently in effect.

Board of Directors Meetings and Standing Committees

The Board of Directors and its committees meet regularly throughout the year and also hold special meetings and act by written consent from time to time as appropriate. All directors are expected to attend each meeting of the Board of Directors and the committees on which he serves, and are also invited, but not required, to attend the Annual Meeting. Messrs. Boushie, Brady, Drenning, Gundermann, Keane and McKenna attended the 2016 Annual Meeting. Messrs. Frisby, Johnson and Kim did not attend as they had not yet been elected to the Board of Directors. The Board of Directors has three standing committees: an Audit Committee, Compensation Committee, and Nominating/Governance Committee. During the year ended December 31, 2016, the Board of Directors held six meetings. Each director attended at least 75% of the meetings of the Board of Directors held during his tenure as a director.

The Audit Committee consists of Messrs. Brady (Chair), Boushie, Frisby, Johnson, Kim and McKenna, each of whom is independent within the meaning of the NASDAQ Stock Market, LLC director independence standards as currently in effect. The Board of Directors has determined that Messrs. Brady, Boushie, Frisby, Johnson, Kim and McKenna are each an “audit committee financial expert” as defined under federal securities laws. Information regarding the functions performed by the Committee and its membership is set forth in the “Report of the Audit Committee” included in this proxy statement. The Audit Committee held five meetings in 2016. Each of the Audit Committee members attended at least 75% of the meetings of the Audit Committee held during his tenure as a member of such Committee. The Audit Committee is governed by a written charter approved by the Board of Directors that is posted on the “Investors” section of the Company’s website at www.astronics.com.

The Compensation Committee consists of Messrs. Boushie (Chair), Brady, Frisby, Johnson, Kim and McKenna, each of whom is independent within the meaning of the NASDAQ Stock Market, LLC director independence standards as currently in effect. The Compensation Committee is responsible for reviewing and approving compensation levels for the Company’s executive officers and reviewing and making recommendations to the Board of Directors with respect to other matters relating to the compensation practices of the Company. In appropriate circumstances, the Compensation Committee considers the recommendations of the Company’s Chief Executive Officer with respect to reviewing and approving compensation levels for other executive officers. The Compensation Committee does not use outside compensation consultants on a regular basis. The Committee may consult broad-based third party survey data to obtain a general understanding of current compensation practices of companies of similar size and industry in which the Company competes for employees. The Compensation Committee held four meetings in 2016. Each of the Compensation Committee members attended at least 75% of the meetings of the Compensation Committee held during his tenure as a member of such Committee. The Compensation Committee is governed by a written charter approved by the Board of Directors that is posted on the “Investors” section of the Company’s website at www.astronics.com.

The Nominating/Governance Committee consists of Messrs. McKenna (Chair), Boushie, Brady, Drenning, Frisby, Johnson, and Kim each of whom is independent within the meaning of the NASDAQ Stock Market, LLC director independence standards as currently in effect. The Nominating/Governance Committee is responsible for evaluating and selecting candidates for the Board of Directors and addressing corporate governance matters on behalf of the Board of Directors. In performing its duties to recommend nominees for the Board of Directors, the Nominating/Governance Committee seeks director candidates with the following qualifications, at minimum: high character and integrity; substantial life or work experience that is of particular relevance to the Company; sufficient time available to devote to his or her duties; and ability and willingness to represent the interests of all shareholders rather than any special interest group. The Nominating/Governance Committee may use third-party search firms to identify Board of Director candidates. It also relies upon recommendations from a wide variety of its contacts, including current executive officers, directors, community leaders and shareholders, as a source for potential candidates. Shareholders wishing to submit or nominate candidates for election to the Board of Directors must supply information in writing regarding the candidate to the Nominating/Governance Committee at the Company’s executive offices in East Aurora, New York. This information should include the candidate’s name, biographical data and qualifications. Generally, the Nominating/Governance Committee will conduct a process of making a preliminary assessment of each proposed nominee based upon biographical data and qualifications. This information is evaluated against the criteria described above and the specific needs of the Company at the time. Additional information regarding proposed nominees may be requested. On the basis of the information gathered in this process, the Nominating/Governance Committee determines which nominees to recommend to the Board of Directors. The Nominating/Governance Committee uses the same process for evaluating all nominees, regardless of the source of the recommendation. The Nominating/Governance Committee held four meetings in 2016. Each of the Nominating/ Governance Committee members attended at least 75% of the meetings of the Nominating/ Governance Committee held during his tenure as a member of such Committee. The Nominating/Governance Committee is not governed by a written charter but acts pursuant to a resolution adopted by the Board of Directors addressing the nomination process as required by federal securities laws and NASDAQ Stock Market, LLC regulations.

Executive Sessions of the Board

Non-management directors meet regularly in executive sessions. “Non-management” directors are all those directors who are not Company employees and includes directors, if any, who are not independent as determined by the Board of Directors. The Company’s non-management directors consist of all of its current directors, except Mr. Gundermann. An executive session of the Company’s non-management directors is generally held in conjunction with each regularly scheduled Board of Directors meeting. Additional executive sessions may be called at the request of the Board of Directors, the Lead Director or the non-management directors.

Code of Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics that is applicable to its Chief Executive Officer, Chief Financial Officer as well as all other directors, officers and employees of the Company. This Code of Business Conduct and Ethics is posted on the “Investors” section of the Company’s website at www.astronics.com. The Company will disclose any amendment to this Code of Business Conduct and Ethics or waiver of a provision of this Code of Business Conduct and Ethics, including the name of any person to whom the waiver was granted, on its website.

Compensation Committee Interlocks and Insider Participation

Mr. Gundermann serves as a director and as a member of the Executive Compensation Committee of Moog Inc. Mr. Brady, a director of the Company, served as Chairman of the Board of Moog Inc. until his retirement in January 2014. Mr. Johnson, a director of the Company, served as President of the Aircraft Group of Moog Inc. from 2007 until his retirement in 2016. No member of the Compensation Committee was, during 2016, an officer or employee of the Company or any of its subsidiaries.

Compensation of Directors

The following table sets forth the cash compensation as well as certain other compensation paid to the Company’s directors during the year ended December 31, 2016:

Name	Fees Earned or Paid in Cash	Option Awards (4)	Total
Raymond W. Boushie (1)	$50,000	$39,600	$89,600
Robert T. Brady (1)	$50,000	$39,600	$89,600
John B. Drenning (1)	$50,000	$39,600	$89,600
Jeffry D. Frisby (2)	$12,500	—	$12,500
Peter J. Gundermann (3)	—	—	—
Warren C. Johnson (2)	$12,500	—	$12,500
Kevin T. Keane (1)	$55,000	$39,600	$94,600
Neil Kim (2)	$12,500	—	$12,500
Robert J. McKenna (1)	$50,000	$39,600	$89,600

(1)	In 2016, each of Messrs. Boushie, Brady, Drenning, Keane and McKenna was awarded options under the 2005 Director Stock Option Plan to purchase 4,000 shares of Common Stock and 600 shares of Class B Stock at an exercise price of $26.37 per share. These options vested in full on August 26, 2016 and terminate on February 26, 2026. At December 31, 2016, Messrs. Boushie, Brady, Drenning, Keane and McKenna had options to purchase 17,500, 34,000, 34,000, 9,000 and 17,500 shares of Common Stock and 12,548, 40,314, 40,314, 2,742 and 12,548 shares of Class B Stock, respectively. The exercise price is 100% of the fair market value on date of grant.
(2)	As of December 31, 2016, Messrs. Frisby, Johnson and Kim did not have any options to purchase shares of Common Stock or Class B Stock.
(3)	Peter J. Gundermann receives no separate compensation as a director of the Company.
(4)	All options issued to directors were issued pursuant to the Company’s 2005 Director Stock Option Plan. Options issued under this plan have an exercise price no less than the fair market value of the Common Stock on the date of grant. These options vest six months after date of grant, and generally expire 10 years after the date of grant. The total fair value of the award is calculated in accordance with FASB ASC Topic 718. The amounts do not reflect the actual amounts that may be realized by the director. A discussion of the assumptions used in calculating these values is in Note 13 to the audited financial statements in Astronics Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016.

Options

The Company’s 1997 and 2005 Director Stock Option Plans authorizes it to grant options to purchase shares of common stock to its directors who are not executive officers or employees. Peter J. Gundermann and David C. Burney comprise the stock option committee that administers the Director Stock Option Plans. Stock option grants generally are made during the 30-day period commencing one week after the issuance of a press release announcing the Company’s quarterly or annual results of operations. The Compensation Committee reviews and approves stock option awards to directors based upon a review of competitive compensation data, its assessment of individual performance and retention considerations. On February 26, 2016, each of Messrs. Boushie, Brady, Drenning, Keane and McKenna were awarded options under the 2005 Director Stock Option Plan to purchase 4,000 shares of Common Stock and 600 shares of Class B Stock at an exercise price of $26.37 per share. These options vested in full on August 26, 2016 and terminate on February 26, 2026.

Directors’ and Officers’ Indemnification Insurance

The Company has in place Directors’ and Officers’ Liability Insurance policies written by the Chubb Group, AIG, Travelers and Allied World for a twelve month term expiring July 1, 2017. The twelve month premium was $427,743. The policies have limits of $55 million in the aggregate and provide indemnification benefits and the payment of expenses in actions instituted against any director or officer of the Company for claimed liability arising out of their conduct in such capacities.

The Company also has entered into indemnification agreements with its directors and certain of its officers. The indemnification agreements provide that the director or officer will be indemnified for expenses, investigative costs and judgments arising from certain threatened, pending or completed legal proceedings.

Contacting the Board of Directors

Although we do not have a formal policy regarding communications with the Board of Directors, shareholders may communicate with the Board of Directors by writing to: Board of Directors, Astronics Corporation, 130 Commerce Way, East Aurora, New York 14052. Shareholders who would like their submission directed to a particular director may so specify and the communication will be forwarded, as appropriate.

Board Composition and Diversity

The Board of Directors seeks to ensure that it is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board of Directors to satisfy its oversight responsibilities effectively. A slate of directors to be nominated for election at the annual shareholders’ meeting each year is approved by the Board of Directors. In identifying candidates for director, the Board of Directors takes into account (i) the comments and recommendations of board members regarding the qualifications and effectiveness of the existing Board of Directors or additional qualifications that may be required when selecting new board members, (ii) the requisite expertise and sufficiently diverse backgrounds of the Board of Directors’ overall membership composition, (iii) the independence of outside directors and other possible conflicts of interest of existing and potential members of the Board of Directors and (iv) all other factors it considers appropriate. Although the Company has no policy regarding diversity, the Board of Directors believe that diversity is an important component of a board of directors, including such factors as background, skills, experience and expertise.

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board of Directors focused primarily on the information discussed in each of the directors’ individual biographies set forth elsewhere in this proxy statement. In particular, with regard to Mr. McKenna, the Board of Directors considered his strong background in the manufacturing sector, believing that his experience is invaluable in evaluating performance management and other aspects of the Company. With regard to Messrs. Boushie, Brady, Frisby and Johnson, the Board of Directors considered their significant experience, expertise and background with regard to the aerospace industry. With regard to Mr. Kim, the Board of Directors considered his significant executive level experience, expertise and background in the semiconductor industry. The Board of Directors also considered the broad perspective brought by Mr. Drenning’s experience as an attorney representing companies in many diverse industries. The Board of Directors also considered the many years of experience with the Company represented by Messrs. Keane and Gundermann, the Company’s Chairman of the Board and Chief Executive Officer, respectively, with over forty-five years in the case of Mr. Keane, and over twenty-five years in the case of Mr. Gundermann.

Board Leadership Structure

The roles of the Company’s Chairman of the Board and its Chief Executive Officer have been served by separate individuals since 2003. The Company believes this leadership structure supports its current belief that it is the Chief Executive Officer’s responsibility to manage the Company and the Chairman’s responsibility to manage the Board. The Company believes its Chief Executive Officer and Chairman of the Board have an excellent working relationship that has allowed Mr. Gundermann to focus on the challenges that the Company is facing in the current business environment. By separating the roles of the Chairman of the Board and Chief Executive Officer positions, the Company ensures there is no duplication of effort between them. This provides strong leadership for the Company’s Board of Directors, while also positioning the Chief Executive Officer as the leader of the Company in the eyes of its customers, employees and other stakeholders.

Effective as of June 1, 2016, Mr. Boushie serves as Lead Director of the Board. As Lead Director, Mr. Boushie has authority to convene meetings of the non-management members of the Board of Directors, to act as the Chairman of such meetings and to determine the agenda thereof.

Risk Oversight

The Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of the Company’s risk management is not only understanding the risks it faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board of Directors in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls over financial reporting, as well as compliance risk. In addition, in setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy.

Executive Officers

The executive officers of the Company, their ages, their positions and offices with the Company, and the date each assumed their office with the Company, are as follows:

Name and Age of Executive Officer	Positions and Offices with Astronics	Year First Elected Officer
Peter J. Gundermann Age 54	President, Chief Executive Officer and Director of the Company	2001

David C. Burney Age 54	Executive Vice President-Finance, Secretary and Chief Financial Officer of the Company	2003

Mark A. Peabody Age 58	Executive Vice President of the Company; President of Astronics Advanced Electronic Systems Corp. and Ballard Technology, Inc.	2010

James S. Kramer Age 53	Executive Vice President of the Company; President of Luminescent Systems, Inc. and Astronics DME LLC	2010

James F. Mulato Age 56	President of Astronics Test Systems, Inc.	2014

The principal occupation and employment for Messrs. Gundermann, Burney, Peabody and Kramer for the past five years has been with the Company in their respective current roles.

Mr. Mulato has been the President of Astronics Test Systems, Inc. (ATS) since its acquisition by the Company in 2014. Prior to acquisition, Mr. Mulato ran that business beginning in 2008 as CEO of EADS North America Defense Company and EADS North America Test & Services, Inc. Prior to that, Mr. Mulato was an engineer with Lockheed Martin and held several executive leadership positions with the Airbus Group, including the EADS positions noted above. Mr. Mulato received his Bachelor’s degree in Computer and Information Science Engineering from The Ohio State University and an M.B.A. in Finance from Florida State University.

REPORT OF AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management and the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee is comprised of the directors named below, each of whom is independent as defined under Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and under the NASDAQ Stock Market, LLC listing standards currently in effect. In addition, pursuant to the requirements of Section 407 of the Sarbanes-Oxley Act of 2002, the Board of Directors has determined that each of Messrs. Boushie, Brady, Frisby, Johnson, Kim and McKenna qualify as an “audit committee financial expert.”

The Audit Committee operates under a written charter which includes provisions requiring Audit Committee advance approval of all audit and non-audit services to be provided by independent public accountants.

The Audit Committee reviewed and discussed with management and Ernst & Young LLP, the Company’s independent registered public accounting firm, the Company’s audited consolidated financial statements for the year ended December 31, 2016. In addition, the Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standard No. 61, Communications with Audit Committees, as amended or supplemented.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

April 12, 2017	Robert T. Brady, Chairman Raymond W. Boushie Jeffry D. Frisby Warren C. Johnson Neil Kim Robert J. McKenna

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Company’s compensation philosophy and program objectives are directed by two primary guiding principles. First, the program is intended to provide levels of compensation sufficient to attract, motivate and retain talented executives. Second, the program is intended to create an alignment of interests between the Company’s executives and shareholders such that a portion of each executive’s compensation is directly linked to maximizing long-term growth of shareholder value.

The Company’s goals are to outperform its industry, in terms of growth, financial performance, and innovation. In support of these goals, the executive compensation program is designed to energize its executive officers to outperform its industry and to reward performance that is directly relevant to the Company’s short-term and long-term success. As such, the Company provides both short-term and long-term incentives. The Committee has structured the executive compensation program with three primary underlying components: base salary, annual cash bonus incentives and long-term incentives. The Company’s compensation objective is to (i) compensate its executive officers at a base level that is competitive with salaries near the average salaries paid by companies of similar size and nature, (ii) provide the opportunity for its executive officers to earn additional compensation in the form of annual cash bonuses, and (iii) design long-term incentive plans to focus executive efforts on the long-term goals of the Company and to maximize total return to the Company’s shareholders, while taking into account the Company’s relative performance and strategic goals.

The Compensation Committee utilizes its expertise and knowledge of the markets in which the Company competes for employees in determining compensation policy. In addition, the Committee may consult broad-based third party survey data to obtain a general understanding of current compensation practices of companies of similar size and industry.

Base Salary

The Compensation Committee approves the salaries paid to the Company’s executive officers and as part of its responsibilities reviews these salaries annually. Individual salary changes are based on a combination of factors such as the performance of the executive, salary level relative to the competitive market, level of responsibility, growth of Company operations and experience of the executive. In appropriate circumstances, the Compensation Committee considers the recommendations of the Company’s Chief Executive Officer.

Cash Bonus

The Compensation Committee has the authority to award discretionary annual incentive cash bonuses to the Company’s executive officers. Annual incentive bonuses are intended to compensate officers for achieving financial, strategic and operational success. Bonuses are not tied to specific, objective targets such as achieving a particular profit level. The Compensation Committee considers a number of factors in determining bonuses. Factors considered include profitability, sales growth, the performance of the individual in the view of the Compensation Committee, comparisons to external broad-based compensation data provided by a third party for the purpose of obtaining a general understanding of compensation practices of companies of similar size and industry and available information with respect to the aerospace and defense industry. Bonuses are not capped. Bonuses are reviewed and approved by the Compensation Committee. In appropriate circumstances, the Compensation Committee considers the recommendations of the Company’s Chief Executive Officer.

Long-Term Incentives

The Company believes that long-term performance is achieved through an ownership culture that incentivizes its executive officers through the use of stock-based awards. The Company’s stock option plans have been established to provide certain of its employees, including its executive officers, with incentives to help align those employees’ interests with the long-term interests of the Company’s shareholders. The Compensation Committee believes that the use of stock-based awards is an important element of achieving its compensation goals. The Company has not adopted stock ownership guidelines, and, other than the Company’s broad-based Employee Stock Purchase Plan, its stock option plans have provided the principal method for its executive officers to acquire equity or equity-linked interests in the Company.

Options

The Company’s Stock Option Plan authorizes it to grant options to purchase shares of common stock to its employees. The goal of stock options is to create long-term incentives for key employees to maximize future performance of the Company. The Compensation Committee is the administrator of the Stock Option Plan. Stock option grants generally are made annually or at the commencement of employment. The Compensation Committee reviews and approves stock option awards to executive officers based upon a review of competitive compensation data, its expectation of future individual performance, a review of each executive’s existing long-term incentives and retention considerations. Periodic stock option grants are made at the discretion of the Compensation Committee to eligible employees and, in appropriate circumstances, the Compensation Committee considers the recommendations of the Company’s Chief Executive Officer. In 2016, the named executive officers were awarded stock options in the amounts indicated in the section entitled “Grants of Plan Based Awards.” Stock options granted by the Company have an exercise price equal to the fair market value of the Common Stock on the day of grant, typically straight line vest 20% per annum based upon continued employment over a 5-year period, and generally expire 10 years after the date of grant. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended.

Astronics Corporation 2017 Long Term Incentive Plan

A proposal has been submitted to shareholders in this proxy statement to approve the adoption of the Astronics Corporation 2017 Long Term Incentive Plan, which allows for the grant of 1,757,040 shares of stock-based awards. This amount includes 757,040 shares currently available for issuance under the 2005 Director Stock Option Plan and the 2011 Stock Option Plan, plus an additional 1,000,000 shares. Contingent on shareholder approval of the 2017 Plan, the Board has resolved that no further awards will be made under the 2005 Director Stock Option Plan and the 2011 Stock Option Plan, except that outstanding awards under such plans may be proportionately adjusted to reflect a stock dividend or distribution or other change in capitalization in accordance with the terms of such plans. While our long term incentive arrangements have been effective to date, the Astronics Corporation 2017 Long Term Incentive Plan is intended to provide a flexible framework that will permit the development and implementation of a variety of stock-based programs which will enable the Company to base awards on key performance metrics as well as to further align our long term incentive compensation with our peers and shareholder interests. See Proposal 3 on page 23 for more information about the Astronics Corporation 2017 Long Term Incentive Plan.

Employment Agreements

Mr. Gundermann serves as our President and Chief Executive Officer under an Employment Termination Benefits Agreement dated December 16, 2003, as amended on December 31, 2008. The agreement was effective as of December 16, 2003 and ends upon Mr. Gundermann’s attainment of age 70, unless earlier terminated in accordance with the terms of the agreement. Under this agreement, Mr. Gundermann receives an annual salary and bonuses as determined by the Compensation Committee. He is also eligible to participate in the Company’s employee benefit plans and to receive fringe benefits made generally available to our senior management.

In the event Mr. Gundermann’s employment is terminated within two years following, or directly or indirectly in connection with or in anticipation of, a change in control of the Company, he will be entitled to (i) his salary and fringe benefits through the termination date and an amount equal to the greater of two times his then current annual base salary or two times his average annual base salary for the two years preceding the termination date, (ii) all vested benefits under any Company retirement, profit sharing or supplemental retirement plan in which he participates, (iii) for a period of two years from the termination date, continue to be provided with an automobile or reimbursement of automobile expense and (iv) for a period of two years from the termination date, continuation of club membership dues. Mr. Gundermann has the option to receive some or all of the foregoing salary and benefits in a lump sum payment. In addition to the benefits set forth above, upon a change in control, Mr. Gundermann will be entitled to (i) exercise all vested or unvested stock options held by him on the termination date within the one year period following the termination date, or in lieu thereof, receive the bargain element of such stock options in cash, (ii) continue to receive, for a period of two years from the termination date, health, life and disability insurance coverage for which he was eligible during his employment with the Company and (iii) receive payment for accrued but unused vacation prorated for the length of his services in the calendar year in which his termination occurs.

Messrs. Burney, Kramer and Peabody serve as officers of the Company under Employment Termination Benefits Agreements. The agreements end upon their attainment of age 70, unless earlier terminated in accordance with the terms of the agreements. Under these agreements, Messrs. Burney, Kramer and Peabody receive an annual salary and bonuses as determined by the Compensation Committee. They are also eligible to participate in the Company’s employee benefit plans and to receive fringe benefits made generally available to our senior management.

In the event any of Messrs. Burney, Kramer or Peabody’s employment is terminated within two years following, or directly or indirectly in connection with or in anticipation of a change in control of the Company, he will be entitled to (i) his salary and fringe benefits through the termination date and an amount equal to the greater of his then current annual base salary or his average annual base salary for the two years preceding the termination date, (ii) all vested benefits under any Company retirement, profit sharing or supplemental retirement plan in which he participates, (iii) for a period of one year from the termination date, continue to be provided with an automobile or reimbursement of automobile expense if applicable and (iv) for a period of one year from the termination date, continuation of club membership dues. Messrs. Burney, Kramer and Peabody have the option to receive some or all of the foregoing salary and benefits in a lump sum payment. In addition to the benefits set forth above, upon a change in control, Messrs. Burney, Kramer and Peabody will be entitled to (i) exercise all vested or unvested stock options held by them on the termination date within the one year period following the termination date, or in lieu thereof, receive the bargain element of such stock options in cash, (ii) continue to receive, for a period of one year from the termination date, health, life and disability insurance coverage for which they were eligible during their employment with the Company and (iii) receive payment for accrued but unused vacation prorated for the length of their services in the calendar year in which the termination occurs.

Under the agreements with Mr. Gundermann, Mr. Burney, Mr. Kramer and Mr. Peabody, a “change in control” means and is deemed to have occurred if there is a transfer in one or more transactions, extending over a period of not more than 24 months, of Common Stock of the Company possessing 25% or more of the total combined voting power of all of the Company’s Common and Class B shares of Common Stock. A transfer shall be deemed to occur if shares of Common Stock are either transferred or made the subject of options, warrants or similar rights granting a third party the opportunity to acquire ownership or voting control of such Common Stock.

Under their respective Employment Termination Benefits Agreements, each of Messrs. Gundermann, Burney, Kramer and Peabody are entitled to benefits (i) upon death, disability or retirement in accordance with benefits generally provided by the Company to its executives and pursuant to any retirement or supplemental retirement plan in which they participate and (ii) upon a Voluntary Termination of Employment in an amount equal to (A) their respective wages and benefits up to the date of such Voluntary Termination, including a payment in cash for any unused accrued vacation and (B) any vested benefits under any profit sharing plan (but only to the extent that such profit sharing benefit is payable prior to such Voluntary Termination), retirement plan or supplemental retirement plan in which they participate. For purposes of the Employment Termination Benefits Agreements, a “Voluntary Termination of Employment” means a severance of the employment relationship by or at the instigation of the executive, other than due to a change of control, death, disability or retirement.

Compensation Committee Report

The Compensation Committee of the Board of Directors (the “Committee”) determines the compensation of the Chief Executive Officer and other executive officers of the Company. The Committee is composed entirely of directors who are neither executive officers nor employees of the Company. In addition to determining the salary and bonus compensation for the Company’s executive officers, the Committee determines the grants under the Company’s Stock Option Plan and oversees the administration of other compensation plans and programs.

The Committee has reviewed the Compensation Discussion and Analysis contained elsewhere in this proxy statement and has discussed it with management. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission.

April 12, 2017	Raymond W. Boushie, Chairman Robert T. Brady Jeffry D. Frisby Warren C. Johnson Neil Kim Robert J. McKenna

Summary Compensation Table

The following table sets forth the cash compensation as well as certain other compensation earned by the Company’s Named Executive Officers during the year ended December 31, 2016. Such amounts do not reflect actual cash received by the Named Executive Officers in 2016.

Name and Principal Position	Year	Salary	Bonuses	Option Awards (1)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings		All Other Compensation		Total
Peter J. Gundermann	2016	$528,000	$637,288	$277,054	$841,718	(2)	$116,965	(3)	$2,401,025
President and Chief Executive Officer	2015	$503,000	$620,403	$286,056	$340,364	(2)	$61,983		$1,811,806
	2014	$470,000	$586,794	$271,589	$2,299,446	(2)	$66,245		$3,694,074

David C. Burney,	2016	$319,000	$305,762	$83,729	$451,419	(2)	$34,227	(4)	$1,194,137
Executive Vice President – Finance and Chief Financial Officer	2015	$304,000	$298,736	$85,608	$111,840	(2)	$38,849		$839,033
	2014	$295,000	$294,808	$84,704	$1,075,551	(2)	$37,101		$1,787,164

James S. Kramer,	2016	$268,000	$244,751	$70,317	$286,096	(2)	$28,814	(5)	$897,978
Executive Vice President	2015	$260,000	$236,690	$73,080	$60,006	(2)	$29,349		$659,125
	2014	$255,000	$235,423	$73,141	$955,297	(2)	$25,970		$1,544,831

Mark A. Peabody,	2016	$352,000	$388,039	$92,351	$468,930	(2)	$13,250	(6)	$1,314,570
Executive Vice President	2015	$335,000	$367,212	$93,960	$84,459	(2)	$13,250		$893,881
	2014	$325,000	$347,425	$93,308	$1,396,526	(2)	$13,000		$2,175,259

James F. Mulato,	2016	$319,290	$289,759	$125,690	—		$48,096	(8)	$782,835
President of Astronics Test Systems, Inc. (7)

(1)	The amounts reported in the “Option Awards” reflect the fair value on the grant date of the award. The total fair value of the option award is calculated in accordance with FASB ASC Topic 718. The amounts do not reflect the actual amount that may be realized by the executive officers. A discussion of the assumptions used in calculating these values is in Note 13 to the audited financial statements in the Astronics Corporation Annual Report on Form 10-K for the year ended December 31, 2016.
(2)	Represents the annual increase in the actuarial present value of accumulated benefits under our Supplemental Retirement Plan (“SERP”) and our Supplemental Retirement Plan II (“SERP II”), not actual payments made to the participant or to an account on his behalf. The increases in the actuarial present value of the plans are due to year over year changes to the actuarial assumptions and service costs and are not the result of modifications to the plans. The actuarial estimate is based on a number of assumptions such as interest rates, retirement age, life expectancy and future wages, and assumes each participant will vest in the benefit and that the plan will continue to exist and pay benefits in the future.
(3)	Represents personal use of company automobile, club fees and dues, contributions to a medical reimbursement plan, personal financial planning and tax return preparation expense, personal use of company plane of $40,800, gross up for income taxes related to benefits of $41,477 and the contribution to the Company’s Profit Sharing/401K Plan made by the Company of $13,250.
(4)	Represents club fees and dues, automobile allowance, contribution to a medical reimbursement plan, gross up for income taxes related to benefits of $6,056 and the contribution to the Company’s Profit Sharing/401K Plan made by the Company of $13,250.
(5)	Represents club fees and dues, gross up for income taxes related to benefits of $7,186 and the contribution to the Company’s Profit Sharing/401K Plan made by the Company of $13,250.
(6)	Represents the contribution to the Company’s Profit Sharing/401K Plan made by the Company of $13,250.
(7)	Mr. Mulato became a named executive officer on January 1, 2017.
(8)	Represents club fees and dues, automobile allowance, contributions to a medical reimbursement plan and the contribution to the Company’s Profit Sharing/ 401K Plan made by the Company of $13,250.

Grants of Plan-Based Awards

The following table sets forth information with respect to plan-based awards granted in 2016 to the executives named in the summary compensation table. All options were granted pursuant to the Company’s 2011 Stock Option Plan.

Name	Grant Date (1)	All Other Option Awards: Number of Securities Underlying Options (2)	Exercise or Base Price of Option Awards per share	Grant Date Fair Value (3)
Peter J. Gundermann, President and Chief Executive Officer	December 14, 2016	14,460	$36.52	$277,054

David C. Burney, Executive Vice President – Finance and Chief Financial Officer	December 14, 2016	4,370	$36.52	$83,729

James S. Kramer, Executive Vice President	December 14, 2016	3,670	$36.52	$70,317

Mark A. Peabody, Executive Vice President	December 14, 2016	4,820	$36.52	$92,351

James F. Mulato, President of Astronics Test Systems, Inc.	December 14, 2016	6,560	$36.52	$125,690

(1)	The grant date is the date the Compensation Committee of the Board of Directors meets to approve the awards.
(2)	The options vest at the rate of 20% per year commencing on December 14, 2016 and expire 10 years after the date of grant.
(3)	Represents the full grant date fair value calculated in accordance with FASB ASC Topic 718. The amounts do not reflect the actual amounts that may be realized by the executive officers. Assumptions used to calculate these amounts are included in Note 13 of the audited financial statements in Form 10-K for the year ended December 31, 2016.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to the executives named in the summary compensation table relating to unexercised stock options, stock that has not vested, and equity incentive plan awards outstanding as of December 31, 2016:

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Peter J. Gundermann,	4,968	—	$13.22	December 19, 2017
President and Chief	12,431	—	13.22	December 19, 2017
Executive Officer	35,451	—	3.27	December 9, 2018
	51,588	—	3.27	December 9, 2018
	37,480	—	3.27	December 3, 2019
	52,812	—	3.27	December 3, 2019
	14,700	—	8.82	December 2, 2020
	20,714	—	8.82	December 2, 2020
	10,700	—	15.63	December 1, 2021
	12,734	—	15.63	December 1, 2021
	14,960	3,740	10.58	November 29, 2022
	13,530	3,382	10.58	November 29, 2022
	4,980	3,320	32.72	December 11, 2023
	2,923	1,949	32.72	December 11, 2023
	4,040	6,060	35.46	December 11, 2024
	1,303	1,954	35.46	December 11, 2024
	2,740	10,960	31.88	December 3, 2025
	411	1,644	31.88	December 3, 2025
	—	14,460	36.52	December 14, 2026

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
David C. Burney,	2,210	—	$13.22	December 19, 2017
Executive Vice President –	4,445	—	13.22	December 19, 2017
Finance and Chief	12,690	—	3.27	December 9, 2018
Financial Officer	17,881	—	3.27	December 9, 2018
	12,710	—	3.27	December 3, 2019
	17,909	—	3.27	December 3, 2019
	5,000	—	8.82	December 2, 2020
	7,045	—	8.82	December 2, 2020
	3,600	—	15.63	December 1, 2021
	4,284	—	15.63	December 1, 2021
	5,120	1,280	10.58	November 29, 2022
	4,630	1,158	10.58	November 29, 2022
	1,560	1,040	32.72	December 11, 2023
	916	610	32.72	December 11, 2023
	1,260	1,890	35.46	December 11, 2024
	406	610	35.46	December 11, 2024
	820	3,280	31.88	December 3, 2025
	123	492	31.88	December 3, 2025
	—	4,370	36.52	December 14, 2026

James S. Kramer,	2,010	—	$13.22	December 19, 2017
Executive Vice President	4,043	—	13.22	December 19, 2017
	11,800	—	3.27	December 9, 2018
	16,627	—	3.27	December 9, 2018
	11,750	—	3.27	December 3, 2019
	16,557	—	3.27	December 3, 2019
	4,350	—	8.82	December 2, 2020
	6,129	—	8.82	December 2, 2020
	3,200	—	15.63	December 1, 2021
	3,808	—	15.63	December 1, 2021
	4,560	1,140	10.58	November 29, 2022
	4,124	1,031	10.58	November 29, 2022
	1,398	932	32.72	December 11, 2023
	820	547	32.72	December 11, 2023
	1,088	1,632	35.46	December 11, 2024
	351	526	35.46	December 11, 2024
	700	2,800	31.88	December 3, 2025
	105	420	31.88	December 3, 2025
	—	3,670	36.52	December 14, 2026

Mark A. Peabody,	2,640	—	$13.22	December 19, 2017
Executive Vice President	5,310	—	13.22	December 19, 2017
	16,880	—	3.27	December 9, 2018
	23,785	—	3.27	December 9, 2018
	16,840	—	3.27	December 3, 2019
	23,729	—	3.27	December 3, 2019
	6,500	—	8.82	December 2, 2020
	9,159	—	8.82	December 2, 2020
	4,300	—	15.63	December 1, 2021
	5,117	—	15.63	December 1, 2021
	5,920	1,480	10.58	November 29, 2022
	5,354	1,338	10.58	November 29, 2022
	1,794	1,196	32.72	December 11, 2023
	1,053	702	32.72	December 11, 2023
	1,388	2,082	35.46	December 11, 2024
	448	671	35.46	December 11, 2024
	900	3,600	31.88	December 3, 2025
	135	540	31.88	December 3, 2025
	—	4,820	36.52	December 14, 2026

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
James F Mulato,	960	1,440	$39.96	March 31, 2024
President of Astronics Test	564	845	39.96	March 31, 2024
Systems, Inc.	1,320	1,980	35.46	December 11, 2024
	426	638	35.46	December 11, 2024
	860	3,440	31.88	December 3, 2025
	129	516	31.88	December 3, 2025
	—	6,560	36.52	December 14, 2026

Options Exercises and Stock Vested

The following table sets forth information with respect to the executives named in the summary compensation table relating to the exercise of stock options, stock appreciation rights and similar rights, and the vesting of stock in connection therewith, in 2016:

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
Peter J. Gundermann, President and Chief Executive Officer	33,311	$1,030,976

David C. Burney, Executive Vice President – Finance and Chief Financial Officer	13,883	$222,142

James S. Kramer, Executive Vice President	12,135	$312,087

Mark A. Peabody, Executive Vice President	18,218	$586,619

James F. Mulato, President of Astronics Test Systems, Inc.	—	—

Pension Benefits at December 31, 2016:

Name (a)	Plan Name (b)	Number of Years Credited Service (c)	Present Value of Accumulated Benefit ($) (d)	Payment During Last Fiscal Year ($) (e)
Peter J. Gundermann, President and Chief Executive Officer	Astronics Corporation Supplemental Retirement Plan (SERP)	29	$6,085,331	—

	SERP-Retiree Medical, Dental and Long-Term Care	29	$184,108	—

David C. Burney, Executive Vice President – Finance and Chief Financial Officer	Astronics Corporation Supplemental Retirement Plan II (SERP II)	20	$3,071,308	—

James S. Kramer, Executive Vice President	Astronics Corporation Supplemental Retirement Plan II (SERP II)	28	$2,555,475	—

Mark A. Peabody, Executive Vice President	Astronics Corporation Supplemental Retirement Plan II (SERP II)	11	$3,245,406	—

James F. Mulato, President of Astronics Test Systems, Inc.	—	—	—	—

The Company has two non-qualified supplemental retirement defined benefit plans for certain executives. The Company’s Supplemental Retirement Plan targets a retirement benefit based on 65% of the average of the highest consecutive three-year compensation. The plan is unfunded and has no assets. SERP benefits are payable only to “retirement-eligible” participants, i.e., employees designated to participate in the SERP and each of whom, upon termination of employment, has at least 10 years of continuous service with the Company and (i) has attained age 65, or (ii) has attained age 60 or later with a combined total of age and years of service equal to 90. As of December 31, 2016, Peter J. Gundermann was the only non-retired participant in the SERP.

Under the terms of the SERP, eligible participants with at least 10 years of continuous service with the Company become 100% vested in and eligible for benefits in the event of an Involuntary Termination (as described below) or a termination upon a Change of Control (as described below). Upon a separation of service due to Involuntary Termination, a participant with at least 10 years of continuous service with the Company will receive a supplemental benefit based upon his or her highest consecutive three-year average compensation paid prior to termination of employment. Upon a separation from service due to a termination upon a Change of Control, a participant with at least 10 years of continuous service with the Company will receive a supplemental benefit determined based on the participant’s years of service as of the termination date and using the greater of (A) the highest consecutive three-year average compensation paid prior to the Change of Control, or (B) the average of the highest consecutive three-year average compensation paid prior to termination of employment. In each case, the supplemental benefit is subject to adjustment if the payment of the supplemental benefit commences prior to the participant attaining age 65.

The second Company non-qualified supplemental retirement plan was adopted in March 2012. The SERP II targets a retirement benefit based on 50% of the average of the highest consecutive three-year compensation. SERP II is unfunded and has no assets. The SERP II benefits are payable only to “retirement-eligible” participants, i.e., employees designated to participate in the SERP II and each of whom, upon termination of employment, has at least 10 years of continuous service with the Company and (i) has attained age 65, or (ii) has attained age 60 or later with a combined total of age and years of service equal to 90. As of December 31, 2016, David C. Burney, James S. Kramer and Mark A. Peabody were the only participants in the SERP II.

Under the terms of SERP II, eligible participants with at least 10 years of continuous service with the Company become 100% vested in and eligible for benefits in the event of an Involuntary Termination or a termination upon a Change of Control. Upon a separation of service due to Involuntary Termination, a participant with at least 10 years of continuous service with the Company will receive a supplemental benefit based upon his or her highest consecutive three-year average compensation paid prior to termination of employment. Upon a separation from service due to a termination upon a Change of Control, a participant with at least 10 years of continuous service with the Company will receive a supplemental benefit based on the participant’s years of service as of the termination date and using the greater of (A) the average of the highest consecutive three-year compensation paid prior to the Change of Control, or (B) the highest consecutive three-year average compensation paid prior to termination of employment. In each case, the supplemental benefit is subject to adjustment if the payment of the supplemental benefit commences prior to the participant attaining age 65.

In addition, SERP II provides that upon the occurrence of a 409A Change in Control Event (as described below), a participant with at least 10 years of consecutive service with the Company will be entitled to a lump sum payment of the present value of his or her supplemental benefit determined as of the date of the 409A Change in Control Event. For a participant who has not yet commenced payment of his or her supplemental benefit, the supplemental benefit will be determined based on the participant’s years of service as of the 409A Change in Control Event and using the average of the highest consecutive three-year compensation paid prior to the 409A Change in Control Event, instead of the average for the pay paid prior to retirement. A participant who has already commenced receiving payment of the supplemental benefit at the time of the 409A Change in Control Event will be entitled to a lump sum payment of the present value of the remaining supplemental benefit determined as of the 409A Change in Control Event.

The assumptions used to calculate the benefit obligation for the SERP and SERP II are: discount rate 4.20%, future average compensation increases 3.00% - 5.00%. The present value of the accumulated benefit is an actuarial calculation that assumes that the plan will remain in force and that participants will remain employed by the Company until age 65 with not less than 10 years of service (as defined) or until age 60 or later with a combined total of age and years of service equal to 90.

The assumptions used to calculate the benefit obligation for the SERP-Retiree Medical, Dental and Long-Term Care are: discount rate 4.20%, future average healthcare benefit increases 5.3% for 2017, 6.2% for 2018 then gradually decreasing to 4.9% in 2070. The present value of the accumulated benefit is an actuarial calculation that assumes that the plan will remain in force and that participants will remain employed by the Company until age 65 with not less than 10 years of service (as defined) or until age 60 or later with a combined total of age and years of service equal to 90.

For purposes of the SERP and SERP II, (i) a “Change of Control” means the transfer, in one or more transactions extending over a period of not more than 24 months, of common stock of the Company possessing 25% or more of the total voting power of all shares of common stock, where a transfer shall be deemed to occur if shares of common stock are either transferred or made the subject of options, warrants, or similar rights granting a third party the opportunity to acquire ownership or voting control of such common stock and (ii) an “Involuntary Termination” means a termination of a participant’s employment relationship with the Company, other than for death, disability, retirement, or cause, (A) by or at the instigation of the Company, or (B) by or at the instigation of the participant where the participant’s compensation has been diminished or reduced to a greater extent than any diminution or reduction of the Company’s officers generally.

For purposes of SERP II, a “409A Change in Control Event” means the occurrence of one of the following events constituting a “change in control event” within the meaning of Code Section 409A:

(i)    Any one person, or more than one person acting as a group (“Group”), acquires ownership of stock of the Company that, together with stock previously held by the acquirer, constitutes more than 80% of the total fair market value or total voting power of the Company’s stock. If any one person or Group is considered to own more than 80% of the total fair market value or total voting power of the Company’s stock, the acquisition of additional stock by the same person or Group does not cause a change in ownership; or

(ii)    A majority of the members of the Company’s Board of Directors is replaced during any 12-month (or shorter) period by directors whose appointment or election is not endorsed by a majority of the members of the Board of the Directors before the date of the appointment or election.

For purposes of illustration, the following tables show the estimated amounts of annual retirement income that would be payable at the present time under various assumptions as to compensation and years of service to employees who participate in the SERP and SERP II. The amounts presented with respect to the SERP are subject to reduction for Social Security benefits and for profit sharing benefits earned under the Company’s Profit Sharing/401k Plan. A discount factor applies for retirement-eligible participants who start to receive benefits before attaining age 65.

ESTIMATED UNFUNDED SUPPLEMENTAL RETIREMENT PLAN (SERP) TABLE

	Years of Service
Three Year Average Compensation	10	15	20	25	30
200,000	$100,000	$110,000	$120,000	$130,000	$130,000
300,000	150,000	165,000	180,000	195,000	195,000
400,000	200,000	220,000	240,000	260,000	260,000
450,000	225,000	247,500	270,000	292,500	292,500
500,000	250,000	275,000	300,000	325,000	325,000
600,000	300,000	330,000	360,000	390,000	390,000
700,000	350,000	385,000	420,000	455,000	455,000

ESTIMATED UNFUNDED SUPPLEMENTAL RETIREMENT PLAN (SERP II) TABLE

	Years of Service
Three Year Average Compensation	10	15	20	25	30
200,000	$70,000	$80,000	$90,000	$100,000	$100,000
300,000	105,000	120,000	135,000	150,000	150,000
400,000	140,000	160,000	180,000	200,000	200,000
450,000	157,500	180,000	202,500	225,000	225,000
500,000	175,000	200,000	225,000	250,000	250,000
600,000	210,000	240,000	270,000	300,000	300,000
700,000	245,000	280,000	315,000	350,000	350,000

Non-Qualified Deferred Compensation

The Company does not have any non–qualified defined contribution or other plan that provides for the deferral of compensation.

Other Potential Post-Employment Payments

The Company has an Employment Termination Benefits Agreement with each of Messrs. Gundermann, Burney, Kramer and Peabody.

In the event Mr. Gundermann’s employment is terminated within two years following, or directly or indirectly in connection with or in anticipation of, a change in control of the Company, he will be entitled to (i) his salary and fringe benefits through the termination date and an amount equal to the greater of two times his then current annual base salary or two times his average annual base salary for the two years preceding the termination date, (ii) all vested benefits under any Company retirement or profit sharing plans in which he participates, (iii) for a period of two years from the termination date, continue to be provided with an automobile or reimbursement of automobile expense and (iv) for a period of two years from the termination date, continuation of club membership dues. Mr. Gundermann has the option to receive some or all of the foregoing salary and benefits in a lump sum payment. In addition to the benefits set forth above, upon a change in control, Mr. Gundermann will be entitled to (i) exercise all vested or unvested stock options held by him on the termination date within the one year period following the termination date, or in lieu thereof, receive the bargain element of such stock options in cash, (ii) continue to receive, for a period of two years from the termination date, health, life and disability insurance coverages for which he was eligible during his employment with the Company and (iii) receive payment for accrued but unused vacation prorated for the length of his services in the calendar year in which his termination occurs.

Had Mr. Gundermann been involuntarily terminated due to a change in control at December 31, 2016, he would have received a vested SERP distribution of $6,085,331, salary of $1,056,000, club memberships fees of $13,200, health, life and disability benefits of $47,0000, auto and auto expense reimbursements of $42,000 and assuming a share price of $33.84 per share, the intrinsic value of all vested and non-vested options in the amount of $7,906,135.

In the event Messrs. Burney’s, Kramer’s and Peabody’s employment is terminated within two years following, or directly or indirectly in connection with or in anticipation of, a change in control of the Company, each will be entitled to (i) their salary and fringe benefits through the termination date and an amount equal to the greater of their then current annual base salary or their average annual base salary for the two years preceding the termination date, (ii) all vested benefits under any Company retirement, profit sharing or supplemental retirement plan in which they participate, (iii) for a period of one year from the termination date, continue to be provided with an automobile or reimbursement of automobile expense if applicable and (iv) for a period of one year from the termination date, continuation of club membership dues. They have the option to receive some or all of the foregoing salary and benefits in a lump sum payment. In addition to the benefits set forth above, upon a change in control, they will be entitled to (i) exercise all vested or unvested stock options held by them on the termination date within the one year period following the termination date, or in lieu thereof, receive the bargain element of such stock options in cash, (ii) continue to receive, for a period of one year from the termination date, health, life and disability insurance coverage for which they are eligible during their employment with the Company and (iii) receive payment for accrued but unused vacation prorated for the length of their services in the calendar year in which their termination occurs.

Had Mr. Burney been involuntarily terminated due to a change in control at December 31, 2016, he would have received a vested SERP II distribution of $3,071,308, salary of $319,000, club memberships fees of $8,000, health, life and disability benefits of $21,000, auto and auto expense reimbursements of $6,500 and assuming a share price of $33.84 per share, the intrinsic value of all vested and non-vested options in the amount of $2,731,633.

Had Mr. Kramer been involuntarily terminated due to a change in control at December 31, 2016, he would have received a vested SERP II distribution of $2,555,475, salary of $268,000, club memberships fees of $8,400, health, life and disability benefits of $21,000 and assuming a share price of $33.84 per share, the intrinsic value of all vested and non-vested options in the amount of $2,497,826.

Had Mr. Peabody been involuntarily terminated due to a change in control at December 31, 2016, he would have received a vested SERP II distribution of $3,245,406, salary of $352,000, health, life and disability benefits of $28,000 and assuming a share price of $33.84 per share, the intrinsic value of all vested and non-vested options in the amount of $3,533,401.

Under their respective Employment Termination Benefits Agreements, each of Messrs. Gundermann, Burney, Kramer and Peabody are entitled to benefits (i) upon death, disability or retirement in accordance with benefits generally provided by the Company to its executives and pursuant to any retirement or supplemental retirement plan in which they participate and (ii) upon a Voluntary Termination of Employment in an amount equal to (A) their respective wages and benefits up to the date of such Voluntary Termination, including a payment in cash for any unused accrued vacation and (B) any vested benefits under any profit sharing plan (but only to the extent that such profit sharing benefit is payable prior to such Voluntary Termination), retirement plan or supplemental retirement plan in which they participate. For purposes of the Employment Termination Benefits Agreements, a “Voluntary Termination of Employment” means a severance of the employment relationship by or at the instigation of the executive, other than due to a change of control, death, disability or retirement.

In the past, the Company has also paid severance benefits to salaried employees upon termination of employment. The eligibility for such payments and the amount thereof, has been determined by the Company on a case by case basis.

Equity Compensation Plan Information

The following table sets forth the aggregate information of the Company’s equity compensation plans in effect as of December 31, 2016.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,447,268	$16.22	2,296,363
Equity compensation plans not approved by security holders	—	—	—

Total	1,447,268	$16.22	2,296,363

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth information concerning persons known to the Company to own more than 5% of the outstanding shares of Common Stock or Class B Stock and the number of shares and percentage of each class beneficially owned by each director, each executive officer named in the summary compensation table and by all directors and executive officers as a group as of March 31, 2017 (an asterisk indicates less than 1% beneficial ownership of the class):

	Shares of Common Stock		Shares of Class B Stock
Name and Address of Owner (1)	Number	Percentage	Number	Percentage
Raymond W. Boushie (2)	25,853	*	15,242	*

Robert T. Brady (3)	55,815	*	162,888	2.2%

David C. Burney (4)	71,825	*	169,425	2.3%

John B. Drenning (5)	83,457	*	466,956	6.3%

Jeffry D. Frisby	—	—	—	—

Peter J. Gundermann (6)	170,814	*	691,923	9.2%

Warren C. Johnson	—	—	—	—

Kevin T. Keane (7)	96,092	*	1,938,863	26.3%

Neil Kim	—	—	—	—

James S. Kramer (8)	83,866	*	353,325	4.8%

Robert J. McKenna (9)	94,192	*	21,575	*

James F. Mulato (10)	5,302	*	1,856	*

Mark A. Peabody (11)	84,530	*	177,957	2.4%

Wellington Management Group LLP (12) 280 Congress Street Boston, MA 02210	1,752,447	9.0%	—	—

BlackRock, Inc. (13) 55 East 52nd Street New York, NY 10055	1,656,115	8.5%	—	—

Neuberger Berman Group LLC (14) 1290 Avenue of the Americas New York, NY 10104	1,619,970	8.3%	—	—

The PNC Financial Services Group, Inc. (15) 300 Fifth Avenue Pittsburgh, PA 15222	1,441,043	7.4%	—	—

RBC Global Asset Management (U.S.) Inc. (16) 50 South Sixth Street, Suite 2350 Minneapolis, MN 55402	1,280,554	6.6%	—	—

	Shares of Common Stock		Shares of Class B Stock
Name and Address of Owner (1)	Number	Percentage	Number	Percentage
Franklin Resources, Inc. (17) One Franklin Parkway San Mateo, CA 94403	1,269,428	6.5%	—	—

FMR LLC (18) 245 Summer Street Boston, MA 02210	1,181,891	6.1%	—	—

The Vanguard Group (19) 100 Vanguard Blvd. Malvern, PA 19355	973,289	5.0%	—	—

All directors and executive officers as a group (13 persons) (20)	771,746	3.5%	4,000,008	51.2%

(1)	The address for all directors and officers listed is: 130 Commerce Way, East Aurora, New York 14052.
(2)	Includes 17,500 shares of Common Stock and 12,548 shares of Class B Stock subject to options exercisable within 60 days.
(3)	Includes 29,000 shares of Common Stock and 30,258 shares of Class B Stock subject to options exercisable within 60 days.
(4)	Includes 44,970 shares of Common Stock and 57,639 shares of Class B Stock subject to options exercisable within 60 days.
(5)	Includes 29,000 shares of Common Stock and 30,258 shares of Class B Stock subject to options exercisable within 60 days.
(6)	Includes 130,019 shares of Common Stock and 168,446 shares of Class B Stock subject to options exercisable within 60 days.
(7)	Includes 9,000 shares of Common Stock and 2,742 shares of Class B Stock subject to options exercisable within 60 days, 58,120 shares of Common Stock and 192,275 shares of Class B Stock owned by Mr. Kevin Keane’s spouse for the benefit of Mr. Kevin Keane’s spouse, as to which he disclaims beneficial ownership and 1,495,309 shares of Class B held by the Kevin T. Keane 2016 GRAT.
(8)	Includes 40,856 shares of Common Stock and 52,564 shares of Class B Stock subject to options exercisable within 60 days, 220 shares of Common Stock and 686 shares of Class B Stock owned by Mr. James Kramer’s spouse and 787 shares of Common Stock and 118 shares of Class B Stock owned by the James Shore Kramer Cust for Leah Jane Kramer.
(9)	Includes 17,500 shares of Common Stock and 12,548 shares of Class B Stock subject to options exercisable within 60 days and 76,692 shares of Common Stock and 9,027 shares of Class B Stock owned by the Robert J. McKenna Revocable Trust.
(10)	Includes 3,620 shares of Common Stock and 1,400 shares of Class B Stock subject to options exercisable within 60 days, and 100 shares of Common Stock and 15 shares of Class B Stock owned by Mr. James Mulato’s spouse.
(11)	Includes 57,162 shares of Common Stock and 74,090 shares of Class B Stock subject to options exercisable within 60 days.
(12)	Wellington Management Group LLP reports having no sole voting power and shared voting power for 1,422,747 shares of Common Stock. Wellington Management Group LLP claims no sole dispositive power and shared dispositive power for 1,752,447 shares of Common Stock. The beneficial ownership information is based solely upon Schedule 13G filed with the SEC as of February 9, 2017.
(13)	BlackRock, Inc. reports having sole voting power for 1,606,455 shares of Common Stock and no shared voting power. BlackRock, Inc. claims sole dispositive power for 1,656,115 and no shared dispositive power. The beneficial ownership information is based solely upon Schedule 13G filed with the SEC as of January 19, 2017.
(14)	The beneficial ownership is based solely upon Schedule 13G filed with the SEC on February 14, 2017.
(15)	The PNC Financial Services Group, Inc. reports having sole voting power for 1,440,796 shares of Common Stock and shared voting power for 47 shares of Common Stock. The PNC Financial Services Group, Inc. reports have sole dispositive power for 1,429,159 shares of Common Stock and shared dispositive power for 9,845 shares of Common Stock. The beneficial ownership information is based solely upon Schedule 13G filed with the SEC on February 3, 2017.
(16)	RBC Global Asset Management (U.S.) Inc. reports having no sole voting power and shared voting power for 1,091,368 shares of Common Stock. RBC Global Asset Management (U.S.) Inc. claims no sole dispositive power and shared dispositive power for 1,280,554 shares of Common Stock. The beneficial ownership information is based solely upon Schedule 13G filed with the SEC as of February 10, 2017.

(17)	The beneficial ownership information is based solely upon Schedule 13G filed with the SEC as of February 9, 2017.
(18)	FMR LLC reports having sole voting power for 1,279 shares of Common Stock and no shared voting power. FMR LLC reports having sole dispositive power for 1,181,891 shares of Common Stock and no shared dispositive power. The beneficial ownership information is based solely upon Schedule 13G filed with the SEC as of February 14, 2017.
(19)	The Vanguard Group reports having sole voting power for 36,126 shares and shared voting power for 2,400 shares of Common Stock. The Vanguard Group claims sole dispositive power for 935,463 shares and shared dispositive power for 37,826 shares of Common Stock. The beneficial ownership information is based solely upon Schedule 13G filed with the SEC as of February 9, 2017.
(20)	Includes 378,627 shares of Common Stock and 442,493 shares of Class B Stock subject to options exercisable within 60 days.

PROPOSAL 2

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee, with the approval of the Board of Directors, has selected Ernst & Young LLP as the independent registered public accounting firm, to act as auditors of Astronics Corporation for 2017. All services provided on the Company’s behalf by Ernst & Young LLP during 2016 and 2015 were approved in advance by the Audit Committee. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

Audit Fees. The following table sets forth the fees billed to the Company for the last fiscal year by the Company’s independent auditors, Ernst & Young LLP:

	2016	2015
Audit	$1,195,340	$1,151,616
Audit-related	$—	$—
Tax	$—	$—
All Other	$—	$—

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee may delegate to an Audit Committee member the authority to approve permitted services provided that the delegated member reports any decisions to the committee at its next scheduled meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2017 FISCAL YEAR.

PROPOSAL 3

TO APPROVE THE ADOPTION OF THE ASTRONICS CORPORATION 2017 LONG TERM INCENTIVE PLAN

Summary

The Board of Directors (the “Board”), following the recommendation of the Compensation Committee (the “Compensation Committee”), has adopted the Astronics Corporation 2017 Long Term Incentive Plan (the “Plan” or the “2017 Plan”) on February 20, 2017, subject to shareholder approval. The Board is recommending that shareholders approve the adoption of the 2017 Plan at the Company’s 2017 Annual Meeting of shareholders.

The Plan, in the Board’s view, is integral to the Company’s compensation strategy and will enhance the ability to align equity-based awards with business performance, as well as help effectively recruit, motivate and retain the caliber of employees essential to the Company’s success while providing an opportunity to acquire a meaningful, significant and growing proprietary interest in the Company.

The total number of shares of stock with respect to which awards may be granted under the Plan is 1,757,040 shares of Common Stock or Class B Stock (the “Stock”), or approximately 6.0% of the weighted average Stock outstanding as of December 31, 2016. The amount includes 757,040 shares currently available for issuance under the 2005 Director Stock Option Plan and the 2011 Stock Option Plan (the “Existing Plans”), plus an additional 1,000,000 shares. The Board expects that, under the proposed equity compensation strategy, the Plan will enable the Company to meet its equity compensation needs for the next five years.

While the Board believes the Company’s existing incentive compensation program has been successful in aligning the interests of key employees and shareholders, the Board believes a compensation strategy placing more emphasis on long-term performance-based equity awards further aligns incentive compensation received by key employees with shareholders’ interests. The design of the Plan and equity compensation strategy focuses on a broad range of performance indicators and also incorporates features in the Plan that reflect sound corporate governance principles. The Company’s intent is to issue awards to a broader executive group than under previous incentive compensation plans. By allowing multiple types of equity awards under the Plan, the Compensation Committee will have flexibility structuring incentive compensation.

Contingent on shareholder approval of the 2017 Plan, the Board has resolved that no further awards will be made under the 2005 Director Stock Option Plan and the 2011 Stock Option Plan, except that outstanding awards under the Existing Plans may be proportionately adjusted to reflect a stock dividend or distribution or other change in capitalization in accordance with the terms of the Existing Plans. As a result, if the shareholders approve the 2017 Plan, the 757,040 shares remaining available under the Existing Plans will no longer be available for issuance as new awards under the Existing Plans, but any outstanding awards under the Existing Plans may be proportionately adjusted to reflect a stock dividend or distribution or other change in capitalization in accordance with the terms of the Existing Plans.

Plan Highlights

A summary of the principal features of the Plan is provided below, but is qualified in its entirety by reference to the full text of the Plan which is attached as Exhibit A to this proxy statement.

Plan Term	Effective upon date of approval by shareholders; no new awards may be granted after the tenth anniversary of such date, or earlier if terminated by the Board

Persons Eligible for Grants	Employees and non-employee directors of Astronics Corporation and its subsidiaries

Shares Authorized	1,757,040 shares of Stock. This includes 1,000,000 additional Shares plus 757,040 shares remaining in the Existing Plans to be rolled into 2017 Plan. Contingent on shareholder approval of the 2017 Plan, the Board has resolved that no further awards will be made under the 2005 Director Stock Option Plan and the 2011 Stock Option Plan, except that outstanding awards under such plans may be proportionately adjusted to reflect a stock dividend or distribution or other change in capitalization in accordance with the terms of the Existing Plans.

Types of Awards Available	• Non-Qualified Stock Options (“NQSOs”) • Incentive Stock Options (“ISOs”) • Stock Appreciation Rights (“SARs”) • Restricted Stock • Restricted Stock Units (“RSUs”) • Stock Bonuses

Plan Features intended to protect shareholders’ interests

•     The 1,000,000 Shares requested (in addition to the 757,040 remaining in existing plans to be rolled into the 2017 Plan) represents an additional 6.0% of shares of the weighted average Stock outstanding as of December 31, 2016.

•     The Plan has a 10-year term with a fixed number of shares authorized for issuance. It is not an “evergreen” plan.

•     It prohibits the use of discounted stock options or SARs, reload options, and repricing without shareholder approval.

•     It does not permit options or other benefits to be transferred to third parties for consideration.

•     It contains, with certain exceptions, a minimum three-year pro-rata vesting schedule for time-based awards of restricted stock and RSUs.

The Plan contemplates the use of a mix of equity award types, and the Compensation Committee will determine the optimal mix from year to year with increasing emphasis on performance-based vesting. It is anticipated that time-based stock options and SARs would generally become exercisable in a pro-rata method over a three-year period. Further, the Committee anticipates that time-based restricted stock and RSUs would generally have a three to five year vesting schedule. It is also expected that vesting of some awards will be based on satisfaction of certain performance criteria, even if they are not qualified performance-based awards under Section 162(m) of the Internal Revenue Code (the “Code”).

With respect to performance-based restricted stock or RSUs, while a variety of performance goals are permitted under the Plan, the Compensation Committee presently contemplates establishing goals based on a variety of targets, including sales growth, margin improvement and free cash flow targets to be achieved over a three to five year performance period. Further, these awards will not fully vest unless a certain performance level has been met at the end of the applicable performance period. The level of performance achieved will determine the amount of stock that vests and it is anticipated that performance would be judged on a cumulative basis.

Potential Dilution

The Compensation Committee and the Board considered the expected shareowner value transfer and potential dilution that would result by adopting the Plan and believe that the 1,757,040 shares to be granted under the Plan (consisting of 757,040 shares currently available for issuance under the 2005 Director Stock Option Plan and the 2011 Stock Option Plan, plus an additional 1,000,000 shares to be made available under the 2017 Plan) represent a prudent balance, enabling us to make competitive levels of equity based compensation awards while at the same time meeting the interests of shareholders.

The anticipated burn rate and dilution resulting from the Plan will be reasonable. As noted in the summary, contingent on shareholder approval of the 2017 Plan, no further awards will be made under the 2005 Director Stock Option Plan or the 2011 Stock Option Plan, but any outstanding awards under the Existing Plans may be proportionately adjusted to reflect a stock dividend or distribution or other change in capitalization in accordance with terms of the Existing Plans. Therefore, the total number of shares reserved for issuance under the 2017 Plan, plus outstanding awards and available shares under the Company’s existing incentive compensation plans would be 3,074,099 as of April 12, 2017, representing potential dilution of approximately 9.6%.

Potential dilution is calculated by dividing (A) (i) the total shares underlying equity awards that may be made under the 2017 Plan (1,757,040) plus (ii) the total shares of Stock to be issued on exercise of outstanding equity awards under the 2005 Director Stock Option Plan (204,053) and the 2011 Stock Option Plan (1,113,006) (collectively, “the numerator”) by (B) (i) the total number of outstanding shares of Common Stock as of April 12, 2017 (21,643,422), plus (ii) the total number of shares of Class B Common Stock as of April 12, 2017 (7,354,357) plus (iii) the number of shares in the numerator.

Potential Dilution = [1,757,040 + 1,317,059] / [21,643,422 + 7,354,357 + 3,074,099] = 9.6%

As previously referenced, contingent on the shareholder approval of the Plan, the Board has also resolved that no further awards will be made under the 2005 Director Stock Option Plan and the 2011 Stock Option Plan, except that outstanding awards under the Existing Plans may be proportionately adjusted to reflect a stock dividend or distribution or other change in capitalization in accordance with the terms of the Existing Plans. Any outstanding option grants under the Existing Plans will remain in effect and will continue to be administered according to their terms and the provisions of the applicable Existing Plan.

The calculation above assumes all outstanding awards under the 2005 Director Stock Option Plan, the 2011 Stock Option Plan and the proposed 2017 Plan will be earned and settled with newly issued shares. Actual dilution will be impacted by the following factors:

•	Shares to be issued on exercise or settlement of outstanding equity awards under the Existing Plans are calculated for net settlement based upon appreciation of the fair market value at the time of exercise and, where applicable, mandatory tax withholdings for employees. As a result, the potential dilutive effect would be less.

•	To the extent shares of Stock issued pursuant to any of these incentive compensation plans are acquired through open market purchases or privately negotiated transaction, the potential dilutive effect will be less.

2017 Plan Detail Overview

In the description below, those eligible for awards under the Plan are referred to as “Participants.” Participants include all employees and non-employee directors of Astronics Corporation and its subsidiaries. This section provides key details of the Plan, but is qualified in its entirety by reference to the full text of the Plan which is attached as Exhibit A to this proxy statement.

Shares Available for Issuance

If the Plan is approved by the shareholders, the maximum number of shares of Stock reserved for future grants under the Plan will be 1,757,040.

It is expected that no awards will be made with respect to Class B Stock. However, to the extent a dividend or distribution payable in the form of Class B Stock is declared with respect to Common Stock, Options or SARs awards made in the form of Common Stock may be adjusted as described in the Adjustments paragraph below to allow for awards to be partially settled in the form of Class B Stock, and dividends, dividend equivalents or distributions may be paid in the form of Class B Stock with respect to Common Stock awards of Restricted Stock and Restricted Stock Units.

Administration and Eligibility

The Plan will be administered by the Compensation Committee or such other committee as the Board may appoint from time to time (the “Committee”), provided that at all times the Committee will consist of two or more directors, each of whom will satisfy the requirements: (i) established for administrators acting under plans intended to qualify for exemption under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) for outside directors acting under plans intended to qualify for exemption under Section 162(m) of the Code. The Committee will approve the aggregate awards and the individual awards for the most senior elected officers and non-employee directors, subject to ratification of the Board. The Committee may delegate some of its authority under the Plan in accordance with the terms of the 2017 Plan.

The total number of shares of Stock subject to options or SARs awarded to any one employee during any fiscal year may not exceed 100,000 shares, and the total number of shares of Stock subject to Performance-Based Awards that may be awarded to any one employee during any fiscal year may not exceed 100,000 shares. The total number of shares of Stock subject to awards granted to any one non-employee director during any fiscal year may not exceed 25,000 shares.

Awards

Stock Options. The Committee is authorized to grant stock options (“Options”) to Participants (“Optionees”), which may be either ISOs or NQSOs. The total number of shares of Common Stock or Class B Stock issuable under the Plan on exercise of ISOs may not exceed 1,757,040 shares. The exercise price of any Option must be at least equal to the fair market value of the shares on the date of the grant. The Plan prohibits repricing of Options without shareholder approval.

For purposes of the Plan, “fair market value” means, for any particular date, (i) for any period during which common stock is listed for trading on a national securities exchange, the closing price per share of Common Stock on the exchange on the last trading day immediately preceding the grant date, or (ii) for any period in which the stock is not listed on a national securities exchange, the market price per share of Common Stock as determined in good faith by the Board. In either case, the fair market value will be determined in accordance with the valuation requirements of the regulations to Section 409A of the Code.

At the time of the grant, the Committee in its sole discretion will determine when Options are exercisable and when they expire, provided the term of an Option does not exceed 10 years.

Payment for shares purchased upon exercise of an Option must be made in full at the time of purchase. Payment may be made: (i) in cash or by certified or bank check, (ii) subject to the approval of the Committee, (A) by delivery to the Company of other shares, duly endorsed for transfer to the Company, with a fair market value on the date of delivery equal to the exercise price due for the number of shares being acquired, or by means of attestation whereby the Participant identifies for delivery specific shares that have an aggregate fair market value on the date of attestation equal to the exercise price and receives a number of shares equal to the difference between the number of shares thereby purchased and the number of identified attestation shares, (B) by a cashless exercise program established with a broker, (C) by reduction in the number of shares otherwise deliverable upon exercise of the option with a fair market value equal to the aggregate exercise price, (D) any combination of the foregoing methods, or (E) in such other manner as may be authorized by the Committee.

SARs. The Committee has the authority to grant SARs to Participants and to determine the number of shares subject to each SAR, the term of the SAR (provided it does not exceed 10 years), the time or times at which the SAR may be exercised, and all other terms and conditions of the SAR. A SAR is a right, denominated in shares, to receive upon exercise of the right, in whole or in part, without payment to us, an amount payable in shares that is equal to: (i) the fair market value of Common Stock or Class B Stock on the date of exercise, minus (ii) the exercise price, multiplied by the number of shares for which the right is exercised. SARs will be settled in Common Stock or Class B Stock plus cash for fractional share amounts. The exercise price of any SAR must be at least equal to the fair market value of the shares on the date of the grant. The Plan prohibits repricing of SARs without shareholder approval.

Restricted Stock and Restricted Stock Units. Restricted stock consists of shares that the Company transfers or sells to a Participant that are subject to a substantial risk of forfeiture and to restrictions on their sale or other transfer by the Participant. RSUs are the right to receive shares at a future date after vesting upon the satisfaction of certain conditions and restrictions. The Committee determines the eligible Participants to whom, and the times at which, grants of restricted stock or RSUs will be made, the number of shares or units to be granted, the price to be paid, if any, the times within which the shares covered by the grants will be subject to forfeiture, the times at which the restrictions will terminate, and all other terms and conditions of the grants. Restrictions or conditions could include, but not be limited to, the attainment of performance goals (as described below), continuous service with us, the passage of time or other restrictions or conditions. Awards of restricted stock may require that dividends paid on shares of restricted stock be withheld by the Company until all restrictions on the shares have lapsed. At the discretion of the Committee, dividend equivalents may be granted with respect to RSUs, subject to such limitations as may be determined by the Committee.

Stock Bonuses. A Participant who is granted a stock bonus has the right to receive shares of Stock in accordance with the terms of such grant.

Performance Goals. Awards under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code, but limited to: net earnings (either before or after interest, taxes, depreciation or amortization), economic value-added (as determined by the Committee), total shareholder return, sales or revenue, net income (either before or after taxes), operating earnings or income, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on investment, return on shareholders’ equity, return on assets or net assets, return on capital, debt reduction, shareholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, cost reduction or savings, customer or employee satisfaction, customer orders, development or certification of products, quality, delivery, safety, working capital, earnings or diluted earnings per share, price per share of Company Stock, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group (“Performance Criteria”). For Options, SARs and awards not intended to constitute performance-based compensation under Section 162(m) of the Code, performance goals may include other financial or other measurements established by the Committee.

Vesting of Awards. Except as provided below, any Option or SAR that vests solely on the basis of the passage of time may not vest more quickly than ratably over the three-year period beginning on the first anniversary of the date of grant. However, Options or SARs may vest sooner, in the event of: (i) the Participant’s death, disability or retirement, (ii) job loss due to workforce reduction, job elimination or divestiture, (iii) under the change in control provisions of the Plan, (iv) termination of employment for any reason other than by the Company for cause, or (v) in connection with establishing the terms and conditions of employment of an individual necessary for the recruitment of the individual or as the result of a business combination or acquisition by the Company.

Except as provided below, for restricted stock or RSUs intended to vest solely on the basis of the passage of time, the restricted stock or RSU will not vest more quickly than ratably over a three-year period beginning on the first anniversary of the date of grant. However, restricted stock and RSUs may vest more quickly, in the event of (i) death or disability, (ii) job loss due to workforce reduction, job elimination or divestiture, (iii) under the “change in control” provisions of the Plan, or (iv) termination of employment for any reason other than by the Company for cause. RSUs may also vest more quickly in the event of retirement, and restricted stock and RSUs made in conjunction with the recruitment of new employees may not be subject to the same minimum time-based vesting requirement.

Notwithstanding the foregoing, the Committee may, in its absolute discretion, without amendment to the Plan, (i) accelerate the date on which any Option or SAR granted under the Plan becomes exercisable, (ii) waive or amend the operation of Plan provisions respecting exercise after termination of service, or otherwise adjust any of the terms of the Option or SAR, (iii) accelerate the vesting date of an award, or waive any condition imposed under the Plan with respect to any share of Restricted Stock or RSU, or otherwise adjust any of the terms applicable to an Award.

Amendment of the Plan

The Board has the right and power to amend the Plan, provided, however that the Company will obtain shareholder approval of any amendment of the Plan to the extent the Board determines in its judgment that approval is appropriate (i) for purposes of ensuring that awards intended to be qualified performance-based compensation qualify under Section 162(m) of the Code, (ii) for purposes of ensuring that awards intended to be ISOs qualify under Section 422 of the Code, or (iii) as otherwise required under any applicable rule or listing standard of any stock exchange, automated quotation system or similar organization, or the New York Business Corporation Law.

Termination of the Plan

The Board may suspend or terminate the Plan at any time. The right to grant awards under the Plan is scheduled to terminate on the 10 year anniversary of shareholder approval of the Plan. Termination will not in any manner impair or adversely affect any award outstanding at the time of termination.

Change in Control

In connection with a Change in Control, the Committee is authorized to take one or more of the following actions: (i) to provide for either (a) termination of any award in exchange for an amount of cash or other property, if any, equal to the amount that would have been attained upon the exercise of the award or realization of the Participant’s rights, or (b) replacement of the award with other rights or property selected by the Committee in its sole discretion, (ii) to provide that an award be assumed by the successor or survivor corporation, or by a parent or subsidiary of the corporation, or be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or of a parent or subsidiary of the corporation, with appropriate adjustments as to the number and kind of shares and prices, (iii) to provide that an award may be exercisable or payable or fully vested with respect to all or a portion of the shares covered by the award, notwithstanding anything to the contrary in the Plan or the applicable award agreement, or (iv) to provide that an award cannot vest, be exercised or become payable after the transaction or event.

For purposes of the Plan, a “Change in Control” means:

(i)	one person (or more than one person acting as a group) acquires ownership of Common Stock that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the Common Stock;

(ii)	one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company Stock possessing 30% or more of the total voting power of the stock of such corporation;

(iii)	a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(iv)	one person (or more than one person acting as a group), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition(s).

Adjustments

In the event of changes in the outstanding Stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock distribution, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization, awards granted under the Plan and any award agreement, the exercise price of Options and SARs, the maximum number of shares of Common Stock or Class B Stock subject to all awards will be equitably adjusted or substituted, as to the number, price or kind of a share of Common Stock or other consideration subject to such awards to the extent necessary to preserve the economic intent of such award.

Reusage

To the extent that an award under the Plan terminates, expires, is cancelled, forfeited, or lapses for any reason, or if an award is settled by payment of cash, any shares of Stock subject to the award shall again be available for the grant of an award under the Plan. Shares that are used to pay the exercise price of an Option, shares withheld to satisfy tax withholding obligations and shares covered by a stock-settled SAR or other award that were not issued upon the settlement of the award will not be available for further grants of awards under the Plan. To the extent permitted by applicable law or any exchange rule, shares of the Company’s Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any of the Company’s subsidiaries will not be counted against shares of Stock available for grant under the Plan. Dividend equivalents payable in cash will not be counted against the shares available for issuance under the Plan.

Clawback

Any award that is subject to recovery under any law, government regulation, stock exchange listing requirement or policy adopted by the Company will be subject to such deductions and clawback as may be required under the applicable law, regulation, listing requirement or Company policy.

U.S. Federal Income Tax Consequences

The Company has been advised by counsel that the federal income tax consequences as they relate to awards are as follows:

ISOs. A Participant does not generally recognize taxable income upon the grant or upon the exercise of an ISO, but the Company is generally not entitled to an income tax deduction upon the grant or exercise of an ISO. However, the exercise of an ISO may for some Participants trigger liability for the alternative minimum tax. Upon the sale of ISO shares, the Participant recognizes income in an amount equal to the difference, if any, between the exercise price of the ISO shares and the fair market value of those shares on the date of sale. The income is taxed at long-term capital gains rates if the Participant has not disposed of the stock within two years after the date of the grant of the ISO and has held the shares for at least one year after the date of exercise. The holding period requirements are waived when an Optionee dies. If an Optionee sells ISO shares before having held them for at least one year after the date of exercise and two years after the date of grant (a “disqualifying disposition”), the Optionee recognizes ordinary income to the extent of the lesser of: (i) the gain realized upon the sale, or (ii) the difference between the exercise price and the fair market value of the shares on the date of exercise. Any additional gain in excess of fair market value of the shares on the date of exercise is generally treated as long-term or short-term capital gain depending upon how long the Optionee has held the ISO shares prior to disposition. In a year of a disqualifying disposition, the Company is allowed an income tax deduction in an amount equal to the ordinary income that the Optionee recognizes as a result of the disposition.

NQSOs. A Participant receiving an NQSO will not recognize income, and the Company will not be allowed an income tax deduction, at the time the award is granted. Upon the exercise of the NQSO, the Participant recognizes ordinary income to the extent the fair market value of the shares received upon exercise of the NQSO on the date of exercise exceeds the exercise price, and the Company expects that it will be allowed a corresponding income tax deduction at that time. Any gain that the Participant realizes when he or she later sells or disposes of the shares will be short-term or long-term capital gain, depending on how long the shares were held.

SARs. A Participant receiving a SAR will not recognize income, and the Company will not be allowed an income tax deduction, at the time the award is granted. When the Participant exercises the SAR, the amount of cash and the fair market value of any shares received will be ordinary income to the Participant and the Company expects that it will be allowed a corresponding income tax deduction at that time.

Restricted Stock. Unless a Participant makes an election to accelerate recognition of income to the date of grant as described below, the Participant will not recognize income, and the Company will not be allowed a tax deduction, at the time the restricted stock award is granted, provided that the award is subject to restrictions on transfer and is subject to a substantial risk of forfeiture. When the restrictions lapse, the Participant will recognize ordinary income equal to the fair market value of the shares as of that date (less any amount he or she paid for the shares), and the Company will be allowed a corresponding income tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Code. If the Participant files an election under Section 83(b) of the Code within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the shares as of that date (less any amount paid for the stock), and the Company will be allowed a corresponding income tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Code. Any future appreciation in the stock will be taxable to the Participant at capital gains rates. However, if the shares are later forfeited, the Participant will not be able to recover tax previously paid pursuant to the Section 83(b) election. To the extent unrestricted dividends are paid during the restricted period under the applicable award agreement, any such dividends will be taxable to the Participant at ordinary income tax rates and will generally be deductible by the Company, unless the Participant has made a Section 83(b) election, in which case the dividends will thereafter be taxable to the Participant as dividends and will not be deductible by the Company.

RSUs. A Participant will not recognize income, and the Company will not be allowed an income tax deduction, at the time an RSU award is granted. Upon receipt of any shares (or the equivalent value in cash) in settlement of the RSU, a Participant will recognize ordinary income equal to the fair market value of the shares or other property as of that date, and the Company will be allowed a corresponding income tax deduction at that time, subject to any limitations under Section 162(m) of the Code.

Stock Bonuses. A Participant will recognize ordinary income as of the date of grant of a stock bonus equal to the fair market value of the shares as of that date, and the Company will generally be allowed a corresponding income tax deduction at that time, subject to any limitations under Section 162(m) of the Code. Any gain that the Participant realizes when he or she later sells or disposes of the shares will be short-term or long-term capital gain, depending on how long the shares were held.

Code Section 162(m) Deduction Limit

Under Section 162(m) of the Code, compensation in excess of $1,000,000 paid in any one year to a “covered employee” of a public corporation who is employed by the corporation at the end of the year will not be deductible for income tax purposes, unless the compensation is considered qualified performance-based compensation. For purposes of 162(m) of the Code, covered employees include the chief executive officer and the Company’s three other most highly compensated executive officers as of the last day of the year, other than its chief financial officer. The Plan is designed so that all qualified performance-based awards that are conditioned on the Performance Criteria as described above, and all Options and SARs granted under the Plan, may be eligible to meet the requirements for qualified performance-based compensation under Section 162(m) of the Code and may be fully deductible. While the Committee believes it is important to preserve the deductibility of compensation under Section 162(m) of the Code generally, there is no guarantee that the performance-based compensation exemption would be available in any particular circumstance, and the Committee reserves the right to grant or approve awards or compensation that are non-deductible.

Section 409A

Section 409A of the Code covers most programs that defer the receipt of compensation to a succeeding taxable year and provides strict rules for elections to defer (if any) and for timing of payouts. If the requirements of Section 409A of the Code are not met, the taxable events described above could apply earlier than described, and could result in the imposition of additional taxes and penalties on the Participant. All awards that comply with the terms of the Plan, however, are intended to be exempt from the application of Section 409A of the Code or meet the requirements of Section 409A of the Code, in order to avoid early taxation and penalties.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE ASTRONICS CORPORATION 2017 LONG TERM INCENTIVE PLAN.

PROPOSAL 4

SHAREHOLDER ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are required, pursuant to Section 14A of the Exchange Act, to provide a non-binding shareholder vote on our executive compensation as described in this proxy statement (commonly referred to as “Say-on-Pay”).

The advisory vote on executive compensation is a non-binding vote on the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis section, the compensation tables, and the accompanying narrative disclosure, set forth in this proxy statement.

We maintain a compensation program that is comprehensive, consisting of base salary, annual incentives, long-term incentives and benefits, in support of our objective of providing superior value to shareholders and customers. Our program is designed to motivate and reward our executives for sustained superior performance through the use of variable compensation tied to short, intermediate and long-term results. Our business success depends on our ability to attract and retain executive talent through competitive compensation opportunities provided by our program.

For the reasons discussed above, the Board of Directors unanimously recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders hereby APPROVE, on a non-binding, advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement prepared in connection with its 2017 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the Company’s Proxy Statement for the 2017 Annual Meeting of Shareholders (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and narrative discussion).”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPANY’S COMPENSATION OF ITS NAMED EXECUTIVE OFFICERS.

PROPOSAL 5

SHAREHOLDER ADVISORY VOTE ON THE FREQUENCY OF OUR SHAREHOLDER VOTE WITH RESPECT TO THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Company is presenting a proposal, which gives you as a shareholder the opportunity to inform the Company as to how often you wish the Company to include a proposal, similar to Proposal 4, in our proxy statement. This resolution is required pursuant to Section 14A of the Exchange Act. While our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.

Proposed Resolution

“RESOLVED, that the shareholders wish the company to include an advisory vote on the compensation of the Company’s named executive officers pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, every:

•	ONE YEAR;

•	TWO YEARS; or

•	THREE YEARS.”

Supporting Statement

This proposal gives our shareholders the opportunity to express their views as to whether the non-binding advisory vote on our executive officer compensation practices should occur every one, two, or three years. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Board of Directors will take into account the outcome of the vote when deciding the frequency of the non-binding advisory vote on our future executive officer compensation decisions.

We recommend that a non-binding advisory vote to approve the compensation of our executive officers as described in our annual proxy statements occur every three years. The Company believes that shareholder feedback every three years will be more useful as it will provide shareholders with a sufficient period of time to evaluate the overall compensation of the named executive officers, the components of that compensation and the effectiveness of that compensation. The triennial say-on-pay vote will provide shareholders with the benefit of assessing over a period of years whether the components of the compensation paid to the named executive officers have achieved positive results for the Company. We believe that holding this vote every three years will be the most effective timeframe because it will provide our Board of Directors and Compensation Committee with sufficient time to engage with our shareholders following each such vote, to understand any concerns our shareholders may have, and to implement any changes they deem appropriate in response to the vote results. In addition, one aspect of our executive compensation philosophy is the alignment of our executive officers’ long-term interests with those of our shareholders, and a vote every three years will provide shareholders with additional time to evaluate the effectiveness of our executive compensation philosophy as it relates to our performance. Nevertheless, although it is our current intention to hold such advisory vote every three years, we may determine that a different frequency is appropriate, either in response to the vote of our shareholders on this Proposal or for other reasons.

While we believe our recommendation is appropriate at this time, our shareholders are not voting to approve or disapprove our recommendation, but are instead asked to provide an advisory vote on whether the non-binding advisory vote on the approval of our executive officer compensation practices should be held every one, two or three years. The option among those choices that obtains a plurality of votes cast by the shares present or represented by proxy and entitled to vote at the Annual Meeting will be deemed to have received the advisory approval of our shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO HOLD AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY THREE YEARS.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Except as noted below, during 2016, the executive officers and directors of the Company timely filed with the Securities Exchange Commission all required reports with respect to beneficial ownership of the Company’s securities. The purchase of common stock in May 2016 by Robert Brady was reported on a late Form 4 filed on May 23, 2016.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS AND DIRECTOR INDEPENDENCE

The Company does not have written policies or procedures relating to the review, approval or ratification of related person transactions. Any such proposed transaction is submitted to the Board of Directors for approval.

John B. Drenning, a director of the company, is a partner in the law firm of Hodgson Russ LLP. During 2016, the Company incurred legal fees from Hodgson Russ LLP totaling $129,918.

PROPOSALS OF SHAREHOLDERS FOR 2018 ANNUAL MEETING

To be considered for inclusion in the proxy materials for the 2018 Annual Meeting of Shareholders, shareholder proposals must be received by the Company no later than December 18, 2017.

If a shareholder wishes to present a proposal at the Company’s 2018 Annual Meeting of Shareholders or to nominate one or more directors, and the proposal is not intended to be included in the Company’s proxy materials relating to that meeting, such proposal or nomination(s) must comply with the applicable provisions of the Company’s by-laws and applicable law. In general, the Company’s by-laws provide that with respect to a shareholder nomination for director, written notice must be addressed to the Secretary and be received by the Company no less than 60 nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. For purposes of the Company’s 2018 Annual Meeting of Shareholders, such notice must be received not later than April 1, 2018 and not earlier than March 2, 2018. The Company’s by-laws set out specific requirements that such written notices must satisfy.

OTHER BUSINESS

The Board of Directors knows of no other matters to be voted upon at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy to vote on such matters in accordance with their judgment.

The Notice Regarding Availability of Proxy Materials for the Shareholder Meeting to be Held on May 31, 2017 has been mailed to shareholders. Copies of the Annual Report, as well as this Proxy Statement, Proxy Card(s), and Notice of Annual Meeting of Shareholders, are available at http://materials.proxyvote.com/046433 or by telephone at 1-800-579-1639.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS, BENEFICIALLY OR OF RECORD ON APRIL 12, 2017, ON REQUEST TO SHAREHOLDER RELATIONS, ASTRONICS CORPORATION, 130 COMMERCE WAY, EAST AURORA, NEW YORK 14052. THE ANNUAL REPORT ON FORM 10-K MAY ALSO BE OBTAINED IN THE INVESTOR RELATIONS SECTION OF THE COMPANY’S WEBSITE: WWW.ASTRONICS.COM.

BY ORDER OF THE BOARD OF DIRECTORS

East Aurora, New York April 17, 2017

/s/ David C. Burney,
Secretary

EXHIBIT A

ASTRONICS CORPORATION

2017 LONG TERM INCENTIVE PLAN

ASTRONICS CORPORATION

2017 LONG TERM INCENTIVE PLAN

1.	PREAMBLE

This Astronics Corporation 2017 Long Term Incentive Plan (the “Plan”) is intended to promote the interests of Astronics Corporation, a New York corporation (“Astronics” and, together with its Subsidiaries, the “Company”), and its shareholders by providing officers, other employees, and non-employee directors of the Company with appropriate incentives and rewards to encourage them to enter into and continue in service to the Company and to acquire a meaningful, significant and growing proprietary interest in Astronics, while aligning the interests of key employees and management with those of the shareholders.

This Plan is intended to provide a flexible framework that will permit the development and implementation of a variety of stock-based programs based on changing needs of the Company, its competitive market and the regulatory climate.

2.	DEFINITIONS

As used in the Plan, the following definitions apply to the terms indicated below:

(a)    “AWARD” means an Option, SAR, share of Restricted Stock, Restricted Stock Unit, or Stock Bonus granted under the terms of the Plan.

(b)    “AWARD AGREEMENT” means the written or electronic document approved by the Committee that evidences an Award and sets forth its terms and conditions. The Committee may require an Award Agreement to be executed or acknowledged by a Participant as a condition to receiving an Award or the benefits under an Award.

(c)    “BOARD OF DIRECTORS” or “BOARD” means the Board of Directors of Astronics.

(d)    “CAUSE” means (i) the unauthorized use or disclosure of the confidential information or trade secrets of the Company, (ii) conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state, (iii) negligence or misconduct in the performance of the Participant’s duties, or (iv) material breach of the Participant’s obligations under any agreement or arrangement with the Company or any of its affiliates (including under the terms of any loan made to the Participant).

(e)    “CHANGE IN CONTROL” means:

(1)    One person (or more than one person acting as a group) acquires ownership of Company Stock that, together with the stock held by such person or group, constitutes more than 50% of the total Fair Market Value or total voting power of the Company Stock;

(2)    One person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company’s stock possessing 30% or more of the total voting power of the stock of such corporation;

(3)    A majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(4)    One person (or more than one person acting as a group), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition(s).

In addition, notwithstanding anything in the Plan to the contrary, to the extent an amount forming all or a portion of an Award represents deferred compensation under Section 409A of the Code that becomes payable upon the occurrence of a Change in Control, a “Change in Control” will not be considered to have occurred unless the event constitutes a change in control event under Section 409A of the Code.

(f)    “CLASS B COMMON STOCK” means the Class B Common Stock, par value $.01 per share of Astronics.

(g)    “CODE” means the Internal Revenue Code of 1986, as amended.

(h)    “COMMITTEE” means the Compensation Committee of the Board of Directors or such other committee as the Board may appoint from time to time to administer the Plan. The Committee will at all times consist of two or more persons, each of whom is a member of the Board. To the extent required for transactions under the Plan to qualify for the exemptions available under Rule 16b-3, members of the Committee (or any subcommittee) will consist solely of “non-employee directors” within the meaning of Rule 16b-3. To the extent required for compensation realized from Awards under the Plan to be deductible by the Company in accordance with Code Section 162(m), members of the Committee (or any subcommittee) will consist solely of “outside directors” within the meaning of Code Section 162(m). Nothing in the Plan may be construed to require the Committee or the Board to grant Awards that satisfy the requirements of Code Section 162(m).

(i)     “COMMON STOCK” means the Common Stock, par value $.01 per share of Astronics.

(j)    “COMPANY STOCK” or “STOCK” means the Common Stock or Class B Common Stock of Astronics.

(k)    “COVERED EMPLOYEE” means a Participant who is, or could be, a “covered employee” within the meaning of Code Section 162(m).

(l)    “DISABILITY,” unless otherwise provided in an Award Agreement, means

(1)    with respect to a Participant who is a party to a written employment agreement with the Company that contains a definition of “disability” or “permanent disability” (or words of like import) for purposes of termination of employment by the Company, “disability” or “permanent disability” as defined in the most recent of such agreements; or

(2)    in all other cases, means a Participant’s inability to substantially perform his or her duties to the Company by reason of physical or mental illness, injury, infirmity or condition: (i) for a continuous period of 180 days, or for one or more periods aggregating 180 days in any 12-month period; (ii) at such time as the Participant is eligible to receive disability income payments under any long-term disability insurance plan maintained by the Company; or (iii) at such earlier time as the Participant or the Company submits medical evidence, in the form of a physician’s certification, that the Participant has a physical or mental illness, injury, infirmity or condition that will likely prevent the Participant from substantially performing his or her duties for 180 days or longer.

(m)    “DIVIDEND EQUIVALENTS” means a right granted to a Participant under Section 9 to receive the equivalent value (in cash or Stock) of dividends paid on Stock.

(n)    “EFFECTIVE DATE” means, if the Plan is approved by a majority of the votes cast by the Company’s shareholders at its 2017 annual meeting, the date of its approval by the Company’s shareholders at the 2017 annual meeting. No Awards will be made under the Plan unless shareholder approval is obtained.

(o)    “EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended.

(p)    “FAIR MARKET VALUE” means:

(1)    If the Company Stock is listed for trading on a national securities exchange, Fair Market Value of the Company Stock means the closing price per share of the Stock on the exchange on the last trading day immediately preceding the grant date.

(2)    If the Company Stock is not listed for trading on a national securities exchange, the Fair Market Value of the Stock means the market price per share of the Stock as determined in good faith by the Board, using the reasonable application of a reasonable valuation method within the meaning of Code Section 409A, based on all available information material to the value of the Company at such time, or if applicable, the value as determined by an independent appraiser selected by the Board.

(3)    If the Fair Market Value is to be determined as of a day when the securities markets are not open, the Fair Market Value of the Company Stock on that day means the Fair Market Value as of the immediately preceding day on which the markets were open.

In any event, the Fair Market Value will be determined in accordance with the valuation requirements of the Treasury Regulations to Code Section 409A.

(q)    “GOOD REASON” means the existence, without a Participant’s consent, of one or more of the following conditions:

(1)    a material reduction in the Participant’s annual base salary; or

(2)    a material demotion or reduction in the Participant’s responsibilities or authority.

No event or condition described in this Section 2(q) will constitute Good Reason unless (i) the Participant, within 90 days of the initial event or condition giving rise to the claim of Good Reason, gives the Company written notice of the Participant’s objection to the event or condition, and (ii) the event or condition is not corrected by the Company within 30 days after receipt of notice.

(r)    “INCENTIVE STOCK OPTION” means an Option that is an “incentive stock option” within the meaning of Code Section 422.

(s)    “ISSUE DATE” means the date established by the Committee on which certificates representing shares of Restricted Stock will be issued by the Company under Section 8(e).

(t)    “NON-QUALIFIED STOCK OPTION” means an Option that is not an Incentive Stock Option.

(u)    “OPTION” means an option to purchase shares of Company Stock granted under Section 7.

(v)    “PARTICIPANT” means an officer or other employee of the Company or a non-employee director of Astronics to whom an Award is granted under the Plan.

(w)    “PERFORMANCE-BASED AWARD” means an Award designated as such by the Committee at the time of grant, based upon a determination that (i) the recipient is or may be a Covered Employee in the year in which the Company would expect to be able to claim a tax deduction with respect to such an Award, and (ii) the Committee wishes the Award to qualify for the exemption from the limitation on deductibility imposed by Code Section 162(m) that is set forth in Code Section 162(m)(4)(C). Performance-Based Awards are granted to selected Covered Employees under Sections 8 and 9, but are subject to the terms and conditions set forth in Section 11. All Performance-Based Awards are intended to qualify as Qualified Performance-Based Compensation.

(x)    “PERFORMANCE CRITERIA” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Goals for a Participant for a Performance Period. The Performance Criteria may differ as to type of Award and from one Performance Period to another. The Performance Criteria that will be used to establish Performance Goals are limited to the following: net earnings (either before or after interest, taxes, depreciation or amortization), economic value-added (as determined by the Committee), total shareholder return, sales or revenue, net income (either before or after taxes), operating earnings or income, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on investment, return on shareholders’ equity, return on assets or net assets, return on capital, debt reduction, shareholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, cost reduction or savings, customer or employee satisfaction, customer orders, development or certification of products, quality, delivery, safety, working capital, earnings or diluted earnings per share, price per share of Company Stock, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Committee will, within the time prescribed by Code Section 162(m), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for the Performance Period for a Participant.

(y)    “PERFORMANCE GOALS” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish the Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, segment, or an individual. The Committee, in its discretion, may, to the extent consistent with, and within the time prescribed by Code Section 162(m), adjust or modify the calculation of Performance Goals for a Performance Period in order to prevent the dilution or enlargement of the rights of Participants (1) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (2) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company or the financial statements of the Company, or (3) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions. In establishing Performance Goals, the Committee may exclude the effect of restructuring charges, discontinued operations, extraordinary items, cumulative effects of accounting changes, other unusual or nonrecurring items, asset impairment and the effect of foreign currency fluctuations, in each case as those terms are defined under generally accepted accounting principles and provided in each case that such excluded items are objectively determinable by reference to the Company’s financial statements, notes to the Company’s financial statements and/or management’s discussion and analysis in the Company’s financial statements. The Committee may, in its discretion, classify Participants into as many groups as it determines, and, as to any Participant, relate the Participant’s Performance Goals partially or entirely to the measured performance, either absolutely or relatively, of an identified Subsidiary, operating company or division or new venture of the Company.

(z)    “PERFORMANCE PERIOD” means the one or more periods of time, which may be of varying or overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.

(aa)    “QUALIFIED PERFORMANCE-BASED COMPENSATION” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Code Section 162(m)(4)(C).

(bb)    “RESTRICTED STOCK” means shares of Company Stock granted under Section 8 that are subject to the restrictions set forth in Section 8(c).

(cc)    “RESTRICTED STOCK UNIT” or “RSU” means the right to receive a share of Company Stock that is granted under Section 9.

(dd)    “RULE 16B-3” means the rule designated as such under the Exchange Act.

(ee)    “SAR” means a stock appreciation right granted under Section 7.

(ff)    “STOCK BONUS” means a bonus payable in shares of Company Stock under Section 10.

(gg)    “SUBSIDIARY” means any corporation or other entity in which, at the time of reference, Astronics owns, directly or indirectly, stock or similar interests comprising more than 50% of the combined voting power of all outstanding securities of such entity.

(hh)    “VESTING DATE” means the date or dates established by the Committee on which all or a portion of an Award may vest.

3.	STOCK SUBJECT TO THE PLAN

(a)    Shares Available for Awards. The total number of shares of Company Stock with respect to which Awards may be granted under the Plan may not exceed 1,757,040 shares. Shares of Company Stock issued by Astronics in respect of an Award may be from authorized, but unissued Company Stock or authorized and issued Company Stock held in Astronics’ treasury or acquired by Astronics through repurchases in the open market or in privately negotiated transactions from third parties, any affiliate of Astronics, or any of Astronics’ affiliated benefit or welfare plans.

(b)    Individual Limitations. The total number of shares of Company Stock subject to Options or SARs that may be awarded to any one employee during any fiscal year of the Company may not exceed 100,000 shares. The total number of shares of Company Stock subject to Performance-Based Awards that may be awarded to any one employee during any fiscal year of the Company may not exceed 100,000 shares. Determinations under the previous two sentences must be made in a manner that is consistent with Code Section 162(m). The preceding provisions of this Section 3(b) will not apply if the Committee determines that Astronics is no longer a “publicly held corporation” within the meaning of Treasury Regulation Section 1.162-27(c)(1). The total number of shares of Company Stock subject to Awards granted to any one non-employee director during any fiscal year of the Company may not exceed 25,000 shares.

(c)    Adjustment for Change in Capitalization. In the event of changes in the outstanding Company Stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock distribution, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization, Awards granted under the Plan and any Award Agreements, the exercise price of Options and Stock Appreciation Rights, the maximum number of shares of Company Stock subject to all Awards will be equitably adjusted or substituted, as to the number, price or kind of a share of Company Stock or other consideration subject to such Awards to the extent necessary to preserve the economic intent of such Award. In the case of adjustments made pursuant to this Section 3(c), unless the Committee specifically determines that such adjustment is in the best interests of the Company or its Affiliates, the Committee shall, in the case of Incentive Stock Options, ensure that any adjustments under this Section 3(c) will not constitute a modification, extension or renewal of the Incentive Stock Options within the meaning of Section 424(h)(3) of the Code and in the case of Non-qualified Stock Options, ensure that any adjustments under this Section 3(c) will not constitute a modification of such Non-qualified Stock Options within the meaning of Section 409A of the Code. Any adjustments made under this Section 3(c) shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. Further, with respect to Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, any adjustments or substitutions will not cause the Company to be denied a tax deduction on account of Section 162(m) of the Code. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

(d)    Re-Use of Shares. To the extent that an Award terminates, expires, is cancelled, forfeited, or lapses for any reason, or if an Award is settled by payment of cash, any shares of Company Stock subject to the Award will again be available for the grant of an Award under the Plan. To the extent permitted by applicable law or any stock exchange rule, shares of Company Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired by Astronics or any Subsidiary will not be counted against shares of Company Stock available for grant under this Plan. Dividend Equivalents payable in cash will not be counted against the shares available for issuance under the Plan. Notwithstanding anything to the contrary contained herein: shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such shares are (a) shares tendered in payment of an Option, (b) shares delivered or withheld by the Company to satisfy any tax withholding obligation, or (c) shares covered by a stock-settled SAR or other Awards that were not issued upon the settlement of the Award.

(e)    No Repricing. Unless the approval of the shareholders has been obtained, the Committee will not amend or replace previously awarded Stock Options or SARs or otherwise take any action that constitutes a “repricing” of any Stock Option or SAR Award under the Plan. For this purpose, a “repricing” means: (a) amending the terms of a Stock Option or SAR in a manner that has the effect of reducing its exercise price; (b) any other action that is treated as a repricing under generally accepted accounting principles or the rules of the securities exchange or automated quotation system on which the shares of Company Stock are listed, quoted or traded; or (c) canceling a Stock Option or SAR Award at a time when its exercise price is equal to or greater than the Fair Market Value of the underlying Company Stock, in exchange for another Award or other equity or cash, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off, or other similar corporate transaction. Notwithstanding the foregoing, adjustments to Awards under Section 3(c) will not be deemed “repricings”.

(f)    No Reloading. No Option or SAR may provide for the automatic grant of replacement or reload Options or SARs upon the Participant exercising the Option or SAR and paying the Exercise Price by tendering shares of Company Stock, net exercise or otherwise. This paragraph may not be amended, altered or repealed by the Board or the Committee without approval of the shareholders of the Company.

4.	ADMINISTRATION OF THE PLAN

The Plan will be administered by the Committee, which will from time to time designate the persons who will be granted Awards and the amount, type and other features of each Award.

The Committee will have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and the terms of any Award issued under it; to adopt such rules and regulations for administering the Plan as it may deem necessary or appropriate; and to delegate its authority to one or more Officers of the Company with respect to Awards that do not involve Covered Employees or “insiders” within the meaning of Section 16 of the Exchange Act. The Committee will determine whether an authorized leave of absence or absence due to military or government service will constitute termination of employment. Decisions of the Committee will be final and binding on all parties. Determinations made by the Committee under the Plan need not be uniform but may be made on a Participant-by-Participant basis.

The Committee may, in its absolute discretion, without amendment to the Plan, (a) accelerate the date on which any Option or SAR granted under the Plan becomes exercisable, (b) waive or amend the operation of Plan provisions respecting exercise after termination of service, or otherwise adjust any of the terms of the Option or SAR, or (c) accelerate the Vesting Date or Issue Date, or waive any condition imposed under the Plan with respect to any share of Restricted Stock or RSU, or otherwise adjust any of the terms applicable to an Award.

No member of the Committee will be liable for any action, omission or determination relating to the Plan, and, to the maximum extent allowed by applicable law, the Company will indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by the member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

5.	ELIGIBILITY

The persons who are eligible to receive Awards under the Plan are those officers and employees of the Company (including employees who are also directors and prospective employees conditioned on their becoming employees) and non-employee directors of Astronics as the Committee designates from time to time.

6.	AWARDS UNDER THE PLAN; AWARD AGREEMENTS

The Committee may grant Awards in such amounts and with such terms and conditions as the Committee so determines, subject to the provisions of the Plan. Each Award Agreement will designate whether the Award is being made with respect to Common Stock, Class B Common Stock, or part Common Stock and Part Class B Common Stock.

Each Award granted under the Plan (except an unconditional Stock Bonus) will be evidenced by an Award Agreement that contains such provisions as the Committee may in its sole discretion deem necessary or desirable. By accepting an Award, a Participant thereby agrees that the Award is subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

7.	OPTIONS AND STOCK APPRECIATION RIGHTS

(a)    Identification of Options. Each Option will be clearly identified in the applicable Award Agreement as either an Incentive Stock Option or a Non-Qualified Stock Option. In the absence of such identification, an Option will be deemed to be a Non-Qualified Stock Option.

(b)    Exercise Price. The exercise price per share of an Option or SAR will be determined by the Committee at the time of grant, but will in no event be less than the Fair Market Value of a share of the Company Stock subject to the Option or SAR on the date of grant.

(c)    Terms and Exercise of Options and SARs.

(1)    The applicable Award Agreement will provide the date or dates on which an Option or a SAR becomes vested and exercisable and the expiration date of the Option or SAR. The term of an Option or SAR may not exceed ten years from the date of grant.

(2)    On the grant of an Option or SAR, the Committee may impose such restrictions or conditions to the vesting of the Option or SAR as it, in its absolute discretion, deems appropriate. Any Option or SAR that vests solely on the basis of the passage of time (e.g., not on the basis of any performance standards) may not vest more quickly than ratably over the three-year period beginning on the first anniversary of the date of grant, except that the Option or SAR may vest sooner under any of the following circumstances, as more specifically set forth in the applicable Award Agreement: (1) the Participant’s death; (2) the Participant’s Disability; (3) the Participant’s “retirement” as defined in the Award Agreement; (4) the Participant’s termination of employment with the Company due to workforce reduction, job elimination or divestiture, as determined by the Committee; (5) a Change in Control consistent with the provisions of Section 12; or (6) in connection with establishing the terms and conditions of employment of an individual necessary for the recruitment of the individual or as the result of a business combination or acquisition by the Company.

(3)    An Option or SARs Award may be exercised for all or any portion of the shares as to which it is exercisable, except that an Option must be exercised with respect to at least 25 shares of Company Stock and a SAR Award must be exercised for at least 100 SARs (unless the exercise is for the entire remaining vested portion of the Award). The partial exercise of an Option or SAR Award will not cause the expiration, termination or cancellation of the remaining portion.

(4)    Unless the Committee determines otherwise, an Option or SAR must be exercised by delivering written notice signed by the Participant (or notice through another previously approved method, which could include a web-based or e-mail system) to the Company’s principal office, to the attention of Chief Financial Officer (or the Chief Financial Officer’s designee) no more than ten business days in advance of the effective date of the proposed exercise. The notice must specify the number of shares of Company Stock with respect to which the Option or SARs Award is being exercised and the effective date of the proposed exercise. If notice is provided in advance, the business day specified as the exercise date in the notice will be deemed the exercise date. If the exercise date is intended to be the same as the notice date, the notice must be received before the official close of the national securities exchange market on which the shares are primarily traded. If notice is received after the official close of the national securities exchange for the date specified as the exercise date, the following business day will be deemed the exercise date.

(5)    The exercise of SARs with respect to any number of shares of Company Stock entitles a Participant to receive shares of Company Stock equal in value to: the number of SARs exercised, multiplied by the excess of (i) the Fair Market Value of a share of the Company Stock subject to the SAR on the exercise date, over (ii) the exercise price of the SAR. This calculated value will be divided by the Fair Market Value of a share of the Company Stock subject to the SAR on the exercise date to determine the number of shares of Company Stock that the Participant will receive on exercise, subject to any withholding of shares in accordance with Section 18. Fractional share amounts will be settled in cash. The shares payable in settlement of an Award of SARs will be issued in the name of the Participant or other person entitled to receive the shares, and delivered (either electronically or physically) to the Participant or other person as soon as practicable will be following the date on which the SARs are exercised.

(6)    The exercise price of Company Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (a) in cash or by certified or bank check at the time the Option is exercised or (b) in the discretion of the Committee, upon such terms as the Committee shall approve, the exercise price may be paid: (i) by delivery to the Company of other Company Stock, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the exercise price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the Participant identifies for delivery specific shares of Company Stock that have an aggregate Fair Market Value on the date of attestation equal to the exercise price (or portion thereof) and receives a number of shares of Company Stock equal to the difference between the number of shares thereby purchased and the number of identified attestation shares of Company Stock (a “Stock for Stock Exchange”); (ii) a “cashless” exercise program established with a broker; (iii) by reduction in the number of shares of Company Stock otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate exercise price at the time of exercise; (iv) any combination of the foregoing methods; or (v) in any other form of legal consideration that may be acceptable to the Committee. Unless otherwise specifically provided in the Option, the exercise price of Company Stock acquired pursuant to an Option that is paid by delivery (or attestation) to the Company of other Company Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Company Stock of the Company that have been held for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). Notwithstanding the foregoing, during any period for which the Company Stock is publicly traded (i.e., the Common Stock is listed on any established stock exchange or a national market system) an exercise by a director or officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act of 2002 shall be prohibited with respect to any Award under this Plan.

(7)    Certificates for shares of Company Stock purchased upon the exercise of an Option will be issued in the name of the Participant or other person entitled to receive the shares, and delivered (either electronically or physically) to the Participant or other person as soon as practicable following the effective date on which the Option is exercised. However, the shares may still be subject to restrictions on transfer as a result of applicable securities laws or pursuant to Section 15.

(d)    Limitations on Incentive Stock Options.

(1)    Incentive Stock Options may be granted only to employees of Astronics or any “subsidiary corporation” of Astronics (within the meaning of Code Section 424(f) and applicable regulations).

(2)    To the extent that the aggregate Fair Market Value of shares of Company Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of Astronics (or any “subsidiary corporation” within the meaning of Code Section 424) exceeds $100,000, or such higher value as may be permitted under Code Section 422, the Options or portion thereof which exceeds such limit (according to the order in which they were granted) will be treated as Non-Qualified Stock Options. Fair Market Value will be determined as of the date on which each Incentive Stock Option is granted.

(3)    No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant, that individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of Astronics (or any “subsidiary corporation” within the meaning of Code Section 424), unless (i) the exercise price of the Incentive Stock Option is at least 110% of the Fair Market Value of a share of Company Stock at the time the Incentive Stock Option is granted and (ii) the Incentive Stock Option is not exercisable after the expiration of five years from the date of grant.

(4)    The maximum aggregate number of shares of Stock issuable under the Plan on exercise of Incentive Stock Options may not exceed 1,757,040 shares.

(e)    Effect on Termination of Employment.

(1)    Unless the applicable Award Agreement provides or the Committee determines otherwise, if a Participant’s employment with the Company terminates for any reason other than termination by the Company for Cause, “retirement” (as defined in the Award Agreement), Disability or death, the Participant’s Options and SARs will expire as follows: (i) to the extent they were exercisable at the time of the termination, the Options and SARs will expire at the close of business on the 90th day following the date of termination, and (ii) to the extent they were not exercisable at the time of the termination, the Options and SARs will expire at the close of business on the termination date. Notwithstanding anything in this Section, no Option or SAR will be exercisable after the expiration of its term.

(2)    Unless the applicable Award Agreement provides or the Committee determines otherwise, if a Participant’s employment with the Company terminates on account of the Disability or death of the Participant, or, other than in the case of termination by the Company for Cause, at a time when the Participant is eligible for “retirement,” as defined in the Award Agreement, (i) all Options and SARs granted to the Participant, to the extent they have not otherwise expired, will vest and become exercisable, and (ii) all Options and SARs will remain exercisable for a period of 24 months, on which date they will expire. Notwithstanding anything in this Section, no Option or SAR will be exercisable after the expiration of its original term.

(3)    If a Participant’s employment is terminated by the Company for Cause, all outstanding Options and SARs granted to the Participant will expire as of the commencement of business on the termination date.

(4)    Upon a non-employee director’s cessation of service, the exercisability of Options or SARs will be as set out in the applicable Award Agreement or as the Committee determines.

(f)    Transferability. Except as provided in this Section 7(f), during the lifetime of a Participant, each Option and SAR granted to the Participant is exercisable only by the Participant, and no Option or SAR is assignable or transferable other than by will or by the laws of descent and distribution. The Committee may, in its sole discretion and on a case by case basis, in any applicable agreement evidencing an Option (other than to the extent inconsistent with the requirements of Code Section 422 with respect to Incentive Stock Options), permit a Participant to transfer all or some of the Participant’s Options to (1) the Participant’s Immediate Family Members, or (2) a trust or trusts for the exclusive benefit of the Participant’s Immediate Family Members. Following any such transfer, the transferred Options will continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer. “Immediate Family Members” means a Participant’s spouse, children and grandchildren. In no event may an Option or SAR be transferred for consideration. However, Non-Qualified Stock Options and SARs may be transferred to a Participant’s former spouse in accordance with a property settlement that is part of an agreement or court order incident to a divorce.

8.	RESTRICTED STOCK

(a)    Vesting Date. On the grant of shares of Restricted Stock, the Committee will establish an Issue Date or Issue Dates and a Vesting Date or Vesting Dates with respect to the shares. The Committee may divide the shares into classes and assign a different Issue Date and Vesting Date for each class. If the grantee is employed by the Company on an Issue Date (which may be the date of grant), the specified number of shares of Restricted Stock will be issued in accordance with the provisions of Section 8(e). If all conditions to the vesting of a share of Restricted Stock imposed under Section 8(b) are satisfied, and except as provided in Section 8(g), upon the occurrence of the Vesting Date applicable to a share of Restricted Stock, the share will vest and the restrictions of Section 8(c) will cease to apply to the share.

(b)    Conditions to Vesting. On the grant of Restricted Stock, the Committee may impose such restrictions or conditions to the vesting of the shares of Restricted Stock as it, in its absolute discretion, deems appropriate. For example, the Committee may require, as a condition to the vesting of any class or classes of shares of Restricted Stock, that the Participant or the Company achieves such performance goals as the Committee may specify under Section 11. Any shares of Restricted Stock that vest solely on the basis of the passage of time (e.g., not on the basis of any performance standards) may not vest more quickly than ratably over the three-year period beginning on the first anniversary of the date of grant, except that the shares of Restricted Stock may vest sooner under any of the following circumstances, as more specifically set forth in the applicable Award Agreement: (1) the Participant’s death; (2) the Participant’s Disability; (3) the Participant’s termination of employment with the Company due to workforce reduction, job elimination or divestiture, as determined by the Committee; (4) a Change in Control consistent with the provisions of Section 12; or (5) in connection with establishing the terms and conditions of employment of an individual necessary for the recruitment of the individual or as the result of a business combination or acquisition by the Company.

(c)    Restrictions on Transfer Prior to Vesting. Prior to the vesting of a share of Restricted Stock, no transfer of the share or a Participant’s rights with respect to the share, whether voluntary or involuntary, by operation of law or otherwise, is permitted. Immediately upon any attempt by the Participant to transfer such share or rights, the share, and all of the rights related to it, will be forfeited by the Participant.

(d)    Dividends on Restricted Stock. The Committee in its discretion may require that any dividends paid on a share of Restricted Stock be withheld by the Company until and unless the share becomes vested, at which time any withheld dividends will be paid to the applicable Participant.

(e)    Issuance of Certificates; Evidence of Award. An Award of Restricted Stock may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration, electronic records, or issuance of a stock certificate or certificates. If a stock certificate is issued in respect of shares of Restricted Stock, the certificate will be registered in the name of the Participant and bear an appropriate legend referring to the terms, conditions, and restrictions applicable to the shares of Common Stock. The legend may not be removed until the shares vest in accordance with the terms of this Plan. Any certificate issued under this Section 8(e), will be held by the Company in such manner as the Company may determine unless the Committee determines otherwise.

(f)    Consequences of Vesting. Upon the vesting of a share of Restricted Stock in accordance with the terms of the Plan and the applicable Award Agreement, the restrictions of Section 8(c) will cease to apply to the share. If a certificate with respect to the share was issued under Section 8(e), the Company will cause the delivery to the Participant of a certificate evidencing the share, free of the legend set forth in Section 8(e). However, the share may still be subject to restrictions on transfer as a result of applicable securities laws or pursuant to Section 15.

(g)    Effect of Termination of Employment. Unless the applicable Award Agreement provides or the Committee determines otherwise, if a Participant’s employment with the Company is terminated for any reason other than by the Company for Cause, Disability or death, all shares of Restricted Stock granted to the Participant that have not vested as of the date of the termination will immediately be forfeited and returned to the Company. The Company will not pay to the Participant any dividends previously paid on the shares and withheld by the Company in accordance with Section 8(d).

(1)    Unless the applicable Award Agreement provides or the Committee determines otherwise, if a Participant’s employment with the Company terminates on account of the Disability or death of the Participant, all shares of Restricted Stock granted to the Participant that have not vested prior to the date of the termination will immediately vest.

(2)    If a Participant’s employment is terminated for Cause, all shares of Restricted Stock granted to the Participant that have not vested prior to the date of the termination will immediately be forfeited and returned to the Company, together with any dividends credited on the shares by termination of any escrow arrangement under which the dividends are held or otherwise.

9.	RESTRICTED STOCK UNITS

(a)    Vesting Date. On the grant of RSUs, the Committee will establish a Vesting Date or Vesting Dates with respect to the RSUs. The Committee may divide the RSUs into classes and assign a different Vesting Date for each class. If all conditions to the vesting of an RSU imposed under Section 9(d) are satisfied, subject to Section 12, the RSU will vest on the Vesting Date and shares of Stock will be delivered in accordance with Section 9(c).

(b)    Dividend Equivalents. Any Participant selected by the Committee may be granted Dividend Equivalents based on the dividends paid on the shares of Company Stock that are subject to any Award of RSUs, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award vests or expires, as determined by the Committee. Dividend Equivalents shall be withheld by the Company and credited to the Participant’s account, and interest may be credited on the amount of cash Dividend Equivalents credited to the Participant’s account at a rate and subject to such terms as determined by the Committee. Dividend Equivalents credited to a Participant’s account and attributable to any particular RSU (and interest thereon, if applicable) shall be distributed in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such Dividend Equivalents and interest, if applicable, to the Participant upon settlement of such RSU and, if such RSU is forfeited, the Participant shall have no right to such Dividend Equivalents.

(c)    Benefit upon Vesting. Upon the vesting of an RSU, a Participant will be entitled to receive one share of the Company Stock subject to the RSU for each RSU not previously forfeited or terminated. Delivery of the share of Company Stock will occur on the date or dates specified in the applicable Award Agreement, and a Participant will have only the rights of a general unsecured creditor of the Company with respect to each RSU until delivery of the share is made as specified in the Award Agreement. Shares of Company Stock issued under this Section 9 may be subject to restrictions on transfer as a result of applicable securities laws or in accordance with Section 15.

(d)    Conditions to Vesting. On the grant of RSUs, the Committee will impose such restrictions or conditions to the vesting of the RSUs as it, in its absolute discretion, deems appropriate. For example, the Committee may require, as a condition to the vesting of any RSUs, that the Participant or the Company achieves such performance goals as the Committee may specify under Section 11. Any RSUs that vest solely on the basis of the passage of time (e.g., not on the basis of any performance standards) may not vest more quickly than ratably over the three-year period beginning on the first anniversary of the date of grant, except that RSUs may vest sooner under any of the following circumstances, as more specifically set forth in the applicable Award Agreement: (1) the Participant’s death; (2) the Participant’s Disability; (3) the Participant’s “retirement” as defined in the Award Agreement; (4) a Participant’s termination of employment with the Company due to workforce reduction, job elimination or divestiture, as determined by the Committee; (5) a Change in Control consistent with the provisions of Section 12; or (6) in connection with establishing the terms and conditions of employment of an individual necessary for the recruitment of the individual or as the result of a business combination or acquisition by the Company.

(e)    Effect of Termination of Employment.

(1)    Unless the applicable Award Agreement or the Committee determines otherwise, if the Participant’s employment with the Company terminates for any reason other than termination by the Company for Cause, “retirement” (as defined in the Award Agreement), Disability or death, all RSUs that have not vested, together with any Dividend Equivalents credited on the RSUs, will be forfeited.

(2)    Unless the applicable Award Agreement provides or the Committee determines otherwise, if a Participant’s employment with the Company terminates on account of the Disability or death of the Participant, or, other than in the case of a termination by the Company for Cause, at a time when the Participant is eligible for “retirement,” as defined in the Award Agreement, all RSUs granted to the Participant that have not vested prior to the date of the termination will immediately vest.

(3)    If a Participant’s employment is terminated by the Company for Cause, all RSUs granted to the Participant that have not vested as of the date of the termination will immediately be forfeited, together with any Dividend Equivalents credited on the RSUs.

10.	STOCK BONUSES

If the Committee grants a Stock Bonus, the shares of Company Stock comprising the Stock Bonus will be issued in the name of the Participant to whom the grant was made as soon as practicable after the date on which the Stock Bonus is payable and may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration, electronic registration, electronic records, or issuance of a stock certificate or certificates.

11.	PERFORMANCE-BASED AWARDS

(a)    Purpose. The purpose of this Section 11 is to provide the Committee the ability to qualify Awards that are granted under Sections 8 and 9 as Qualified Performance-Based Compensation. If the Committee, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Section 11 will control over any contrary provision contained in Sections 8 and 9. In addition, the Committee may in its discretion grant Awards to Covered Employees and to other Participants that are based on performance criteria or performance goals that do not satisfy the requirements of this Section 11 and that may be other than Performance Criteria or Performance Goals.

(b)    Applicability. This Section 11 will apply only to those Covered Employees selected by the Committee to receive Performance-Based Awards. The designation of an individual as a Covered Employee will not in any manner entitle the Participant to receive an Award for the period. Moreover, designation of a Covered Employee as a Participant for one particular Performance Period will not require designation of the Covered Employee as a Participant in any subsequent Performance Period, and designation of one Covered Employee as a Participant will not require designation of any other Covered Employee as a Participant in that Performance Period or in any other Performance Period.

(c)    Procedures with Respect to Performance-Based Awards. To the extent necessary to comply with the Qualified Performance-Based Compensation requirements of Code Section 162(m)(4)(C), with respect to any Award granted under Sections 8 and 9 to a Covered Employee that is intended to be Qualified Performance-Based Compensation, the Committee will take the following actions in writing no later than 90 days following the commencement of any fiscal year in question, or any other designated Performance Period (or such other time as may be required or permitted by Code Section 162(m)):

(1)    designate one or more Covered Employees to receive Performance Based Awards;

(2)    establish the Performance Criteria, Performance Period, and Performance Goal or Goals, applicable to the Performance Based Award;

(3)    establish the amount of the Performance Based Award that may be earned for the Performance Period at various levels of achievement of the Performance Goal or Goals.

Following the completion of the Performance Period, the Committee will certify in writing whether, and to what extent, the applicable Performance Goals have been achieved for the Performance Period. In determining the amount earned by a Covered Employee in respect of a Performance-Based Award, the Committee will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

(d)    Payment of Performance-Based Awards. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company on the day a Performance-Based Award is to be paid to the Participant. Furthermore, a Participant will be eligible to receive payment with respect to a Performance-Based Award for a Performance Period only if, and to the extent, the applicable Performance Goals are achieved.

(e)    Additional Limitations. Notwithstanding any other provision of the Plan, any Award that is granted to a Covered Employee and that is intended to constitute Qualified Performance-Based Compensation will be subject to any additional limitations set forth in Code Section 162(m), as amended, or any regulations or rulings issued under Code Section 162(m) that are requirements for qualification as qualified performance-based compensation as described in Code Section 162(m)(4)(C), and the Plan and the Performance-Based Award will be deemed amended to the extent necessary to conform to such requirements.

12.	EFFECT OF CHANGE IN CONTROL

In connection with a Change in Control, the Committee is authorized to take one or more of the following actions:

(a)    To provide for either (i) termination of any Award in exchange for an amount of cash or other property, if any, equal to the amount that would have been attained upon the exercise of the Award or realization of the Participant’s rights, or (ii) replacement of the Award with other rights or property selected by the Committee in its sole discretion. Notwithstanding the previous sentence, if, as of the date of the occurrence of the transaction or event described in this Section 12, the Committee determines in good faith that no amount would have been attained upon the exercise of the Award or realization of the Participant’s rights, then the Award may be terminated by the Company without payment or replacement;

(b)    To provide that an Award be assumed by the successor or survivor corporation, or by a parent or subsidiary of the corporation, or be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or of a parent or subsidiary of the corporation, with appropriate adjustments as to the number and kind of shares and prices;

(c)    To provide that an Award may be exercisable or payable or fully vested with respect to all or a portion of the shares covered by the Award, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; or

(d)    To provide that an Award cannot vest, be exercised or become payable after the transaction or event.

13.	RIGHTS AS A SHAREHOLDER

No person will have any rights as a shareholder with respect to any shares of Company Stock covered by or relating to any Award until the date of issuance of a stock certificate or other evidence of ownership with respect to the shares.

Except as otherwise expressly provided in Section 3(c), no adjustment to any Award will be made for dividends or other rights for which the record date occurs prior to the date the stock certificate or other evidence of ownership is issued.

14.	DEFERRAL OF AWARDS

The Committee may permit or require the deferral of payment or settlement of any RSU or Stock Bonus, subject to such rules and procedures as it may establish, provided the deferral is made in a manner intended to comply with the requirements of Code Section 409A. Payment or settlement of Options or SARs may not be deferred unless the deferral would not cause the provisions of Code Section 409A to be violated.

15.	RESTRICTION ON TRANSFER OF SHARES

The Committee may impose, either in the Award Agreement or at the time shares of Company Stock are issued in settlement of an Award, restrictions on the ability of the Participant to sell or transfer the shares of Company Stock.

16.	NO SPECIAL EMPLOYMENT RIGHTS; NO RIGHT TO AWARD

Nothing contained in the Plan or any Award Agreement confers upon any Participant any right with respect to the continuation of employment by the Company or interferes in any way with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate the Participant’s employment or to increase or decrease the Participant’s compensation.

No person has any claim or right to receive an Award under this Plan. The Committee’s granting of an Award to a Participant at any time neither requires the Committee to grant any other Award to the Participant or to any other person at any time, nor precludes the Committee from making subsequent grants to the Participant or to any other person.

17.	SECURITIES MATTERS

(a)    The Company is under no obligation to effect the registration under the Securities Act of 1933 of any interests in the Plan or any shares of Company Stock to be issued under the Plan, or to effect similar compliance under any state laws. Notwithstanding anything in the Plan to the contrary, the Company is not obligated to cause to be issued or delivered any certificates evidencing shares of Company Stock under the Plan unless and until the Company is advised by its counsel that the issuance and delivery of the certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of the securities exchange or automated quotation system on which shares of Company Stock are listed. Certificates evidencing shares of Company Stock issued under the Plan may bear such legends as the Committee or the Company, in its sole discretion, deems necessary or desirable to ensure compliance with applicable securities laws.

(b)    The transfer of any shares of Company Stock under the Plan will be effective only at such time as counsel to the Company has determined that the issuance and delivery of the shares is in compliance with all applicable laws, regulations of governmental authority and the requirements of the securities exchange or automated quotation system on which shares of Company Stock are listed. The Committee may, in its sole discretion, defer the effectiveness of any transfer of shares of Company stock under the Plan in order to allow the issuance of the shares to be made in accordance with registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Company will inform the Participant in writing of the Committee’s decision to defer the effectiveness of a transfer. During the period of such a deferral in connection with the exercise of an Option, the Participant may, by written notice, withdraw the exercise and obtain the refund of any amount paid with respect to that exercise.

(c)    It is intended that the Plan be applied and administered in compliance with Rule 16b-3. If any provision of the Plan would be in violation of Rule 16b-3 if applied as written, that provision will have no effect as written and will be given effect so as to comply with Rule 16b-3, as determined by the Committee. The Committee is authorized to amend the Plan and to make any modifications to Award Agreements to comply with Rule 16b-3, as it may be amended from time to time, and to make any other amendments or modifications deemed necessary or appropriate to better accomplish the purposes of the Plan in light of any amendments made to Rule 16b-3.

18.	WITHHOLDING TAXES

Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto.

Whenever shares of Company Stock are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. With the approval of the Committee, which it shall have sole discretion to grant, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery shares of Company Stock having a value equal to the amount of tax required to be withheld. Such a withholding election may be made with respect to all or any portion of the shares of Company Stock to be delivered pursuant to an Award. Such shares shall be valued at their Fair Market Value on the date as of which the amount of tax to be withheld is determined. Any fractional share amounts shall be settled in cash. In no event will the Company withhold from delivery of shares of Company Stock pursuant to the operation of this paragraph to the extent such withholding would either (i) exceed the maximum individual statutory tax rates in the jurisdiction applicable to the Participant, or (ii) result in equity classification for accounting purposes being lost.

19.	NOTIFICATION OF ELECTION UNDER CODE SECTION 83(B)

If, in connection with the transfer of shares of Company Stock under the Plan, any Participant makes the election permitted under Code Section 83(b) (i.e., an election to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) and permitted under the terms of the Award Agreement, that Participant must notify the Company of the election within ten days of filing notice of the election with the Internal Revenue Service and comply with any other filing and notification requirements imposed under Code Section 83(b).

20.	NOTIFICATION UPON DISQUALIFYING DISPOSITION UNDER CODE SECTION 421(B)

Each Award Agreement with respect to an Incentive Stock Option must require the Participant to notify the Company of any disposition of shares of Company Stock issued on the exercise of the Option under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions) within ten days of the disposition.

21.	AMENDMENT OR TERMINATION OF THE PLAN

Shareholder approval of any amendment to the Plan is required if and to the extent the Board determines in its judgment that approval is appropriate (a) for purposes of ensuring that Awards intended to be Performance-Based Awards qualify under Code Section 162(m)(4)(C), (b) for purposes of ensuring that Awards intended to be ISOs qualify under Code Section 422, or (c) as otherwise required under any applicable rule or listing standard of any stock exchange, automated quotation system or similar organization, or the New York Business Corporation Law. Except as otherwise provided in the Plan, the Board may, at any time, suspend or terminate the Plan or revise or amend it in any respect whatsoever. Nothing in this Section restricts the Committee’s ability to exercise its discretionary authority under Section 4, which discretion may be exercised without amendment to the Plan. No action under this Section may, without the consent of a Participant, reduce the Participant’s rights under any outstanding Award.

22.	NO OBLIGATION TO EXERCISE

The grant to a Participant of an Option or SAR imposes no obligation upon the Participant to exercise the Option or SAR.

23.	TRANSFERS UPON DEATH; NON-ASSIGNABILITY

Upon the death of a Participant, outstanding Awards granted to the Participant may be exercised only by the executor or administrator of the Participant’s estate or by a person who has acquired the right to exercise the Award by will or by the laws of descent and distribution. No transfer of an Award by will or the laws of descent and distribution will be effective to bind the Company unless the Company has been furnished with (a) written notice of the transfer and a copy of the Will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer, and (b) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgments made by the Participant in connection with the grant of the Award.

Except as otherwise provided under the Plan, no Award or interest in it may be transferred, assigned, pledged, or hypothecated by the Participant, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

24.	SECTION 409A COMPLIANCE AND LIABILITY LIMITATION

All Awards granted under this Plan are intended to comply with or to be exempt from Code Section 409A and will be construed accordingly. However, the Company will not be liable to any Participant or beneficiary with respect to any adverse tax consequences arising under Section 409A or other provision of the Code. All terms of this Plan that are undefined or ambiguous must be interpreted in a manner that is consistent with Code Section 409A if necessary to comply with Code Section 409A. A Participant’s right to receive any installment payments under the Plan will be treated as a right to receive a series of separate payments for purposes of Code Section 409A.

25.	SIX-MONTH DELAY FOR SPECIFIED EMPLOYEES

To the extent that (a) a Participant is determined to be a “specified employee” within the meaning of Code Section 409A, (b) an amount payable under this Plan to the Participant represents deferred compensation subject to Code Section 409A, and (c) such amounts are payable as a result of the Participant’s “separation from service” within the meaning of Code Section 409A, then such amounts will not be payable to the Participant before the date that is six months after the Participant’s separation from service (or, if earlier, the date of the Participant’s death), to the extent necessary to avoid the imposition of tax penalties on the Participant under Code Section 409A. Payments subject to the preceding sentence to which the Participant would otherwise be entitled during the first six months following the Participant’s separation date will be accumulated and paid on the first business day that is six months after the separation date. For any cash settled amounts, those amounts will earn interest during the period of payment suspension. Interest will be calculated using the average of the monthly borrowing rate under the Company’s principal U.S. credit facilities or its equivalent for the six months prior to termination of employment. Interest due the Participant will be determined by multiplying each delayed payment by the interest rate as determined, with the product then multiplied by a fraction, the numerator of which is the number of months each payment was delayed and the denominator of which is 12.

26.	CLAWBACK

Notwithstanding any other provisions in this Plan, any Award that is subject to recovery under any law, government regulation, stock exchange listing requirement, or any policy adopted by the Company will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement, or Company policy.

27.	ELECTRONIC DELIVERY

Any reference in the Plan to a written document, agreement or certificate includes any document, agreement or certificate delivered by electronic means, including, but not limited to, by email, email attachment, posting on a company website or intranet, or posting on a third-party website.

28.	EXPENSES AND RECEIPTS

The expenses of the Plan will be paid by the Company. Any proceeds received by the Company in connection with any Award will be used for general corporate purposes.

29.	FAILURE TO COMPLY

In addition to the remedies of the Company elsewhere provided for in this Plan, failure by a Participant (or beneficiary) to comply with any of the terms and conditions of the Plan or the applicable Award Agreement, unless the failure is remedied by the Participant (or beneficiary) within ten days after notice of the failure by the Committee, will be grounds for the cancellation and forfeiture of the Award, in whole or in part, as the Committee, in its sole discretion, may determine.

30.	EFFECTIVE DATE AND TERM OF PLAN

The Plan is effective as of the Effective Date. Unless earlier terminated by the Board of Directors, the right to grant Awards under the Plan will terminate on the tenth anniversary of the Effective Date. Awards outstanding at Plan termination will remain in effect according to their terms and the provisions of the Plan.

31.	APPLICABLE LAW

Except to the extent preempted by any applicable federal law, the Plan will be construed and administered in accordance with the laws of the State of New York, without reference to the principles of conflicts of laws thereunder.

ASTRONICS CORPORATION

130 COMMERCE WAY

EAST AURORA, NY 14052

ATTN: DAVID BURNEY

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of Directors
Nominees

01	Raymond W. Boushie 02 Robert T. Brady 03 John B. Drenning 04 Jeffrey D. Frisby 05 Peter J. Gundermann
06	Warren C. Johnson 07 Kevin T. Keane 08 Neil Kim 09 Robert J. McKenna

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain	The Board of Directors recommends you vote 3 YEARS on proposal 5.	1 year	2 years	3 years	Abstain

2	Ratify the appointment of Ernst & Young LLP as independent auditors for fiscal year 2017.	☐	☐	☐	5 An advisory vote on the frequency of future shareholder advisory votes on executive compensation programs.	☐	☐	☐	☐

3	Approve the adoption of the Astronics Corporation 2017 Long Term Incentive Plan.	☐	☐	☐

4	Approve the executive compensation programs as described in the Compensation Discussion and Analysis section of the Proxy Statement.	☐	☐	☐	NOTE: In their discretion, the proxies are authorized to vote upon any other matters of business which may properly come before the meeting, or, any adjournment(s) thereof.

For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

ASTRONICS CORPORATION
Annual Meeting of Shareholders
May 31, 2017 at 10:00 AM PT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Kevin T. Keane and John B. Drenning or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Class B) stock of ASTRONICS CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 10:00 AM, PT on May 31, 2017 at Astronics Advanced Electronic Systems Corp, 12950 Willows Road, Kirkland, WA 98034 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 31, 2017

ASTRONICS CORPORATION

ASTRONICS CORPORATION 130 COMMERCE WAY EAST AURORA, NY 14052 ATTN: DAVID BURNEY

Meeting Information

Meeting Type:  Annual Meeting

For holders as of:  April 12, 2017

Date: May 31, 2017              Time: 10:00 AM PDT

Location:  Astronics Advanced Electronic Systems Corp.

     12950 Willows Road NE

      Kirkland, WA 98034

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

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Voting items

The Board of Directors recommends you vote

FOR the following:

1.	Election of Directors

Nominees

01	Raymond W. Boushie	02 Robert T. Brady	03 John B. Drenning	04 Jeffrey D. Frisby	05 Peter J. Gundermann
06	Warren C. Johnson	07 Kevin T. Keane	08 Neil Kim	09 Robert J. McKenna

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

2	Ratify the appointment of Ernst & Young LLP as independent auditors for fiscal year 2017.

3	Approve the adoption of the Astronics Corporation 2017 Long Term Incentive Plan.

4	Approve the executive compensation programs as described in the Compensation Discussion and Analysis section of the Proxy Statement.

The Board of Directors recommends you vote 3 YEARS on proposal 5.

5	An advisory vote on the frequency of future shareholder advisory votes on executive compensation programs.

NOTE: In their discretion, the proxies are authorized to vote upon any other matters of business which may properly come before the meeting, or, any adjournment(s) thereof.